Exhibit 10.4

EXECUTION VERSION

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

Dated as of July 30, 2021

Among

SIENA LENDING GROUP LLC

as Lender,

FREIGHTCAR NORTH AMERICA, LLC

JAC OPERATIONS, INC.

FREIGHT CAR SERVICES, INC.

JAIX LEASING COMPANY

FREIGHTCAR SHORT LINE, INC.

JOHNSTOWN AMERICA, LLC

FREIGHTCAR ALABAMA, LLC

FREIGHTCAR RAIL SERVICES, LLC

FREIGHTCAR RAIL MANAGEMENT SERVICES, LLC

and

FCA-FASEMEX, LLC

as Borrowers,

and

FREIGHTCAR AMERICA, INC.

FCA-FASEMEX, S. DE R.L. DE C.V.

and

FCA-FASEMEX ENTERPRISE, S. DE R.L. DE C.V.

as Guarantors

	3.3	Further Assurances	14
	3.4	UCC Financing Statements	15
4.	CERTAIN PROVISIONS REGARDING ACCOUNTS, INVENTORY, COLLECTIONS, APPLICATIONS OF PAYMENTS, INSPECTION RIGHTS, AND APPRAISALS		16
	4.1	Cash Management	16
	4.2	Application of Payments	16
	4.3	Notification; Verification	17
	4.4	Power of Attorney	17
	4.5	Disputes	19
	4.6	Inventory	19
	4.7	Access to Collateral, Books and Records	19
	4.8	Appraisals	20
5.	REPRESENTATIONS, WARRANTIES AND COVENANTS		20
	5.1	Existence and Authority	20
	5.2	Names; Trade Names and Styles	21
	5.3	Title to Collateral; Third Party Locations; Permitted Liens; Immaterial Subsidiaries	21
	5.4	Reserved	21
	5.5	Electronic Chattel Paper	22
	5.6	Capitalization; Investment Property	22
	5.7	Commercial Tort Claims	22
	5.8	Jurisdiction of Organization; Location of Collateral	23
	5.9	Financial Statements and Reports; Solvency	23
	5.10	Tax Returns and Payments; Pension Contributions	23

	5.11	Compliance with Laws; Intellectual Property; Licenses	24
	5.12	Litigation	26
	5.13	Use of Proceeds	26
	5.14	Insurance	26
	5.15	Financial, Collateral and Other Reporting / Notices	27
	5.16	Litigation Cooperation	29
	5.17	Maintenance of Collateral, Etc	29
	5.18	[Reserved]	29
	5.19	No Default	29
	5.20	No Material Adverse Change	29
	5.21	Full Disclosure	29
	5.22	Sensitive Payments	30
	5.23	[Reserved]	30
	5.24	[Reserved]	30
	5.25	Negative Covenants	30
	5.26	Financial Covenants	37
	5.27	Employee and Labor Matters	37
	5.28	Post Closing Matters	37
6.	RELEASE, LIMITATION OF LIABILITY AND INDEMNITY		37
	6.1	Release	37
	6.2	Limitation of Liability	38
	6.3	Indemnity/Currency Indemnity	38
7.	EVENTS OF DEFAULT AND REMEDIES		39
	7.1	Events of Default	39

	7.2	Remedies with Respect to Lending Commitments/Acceleration/Etc.	42
	7.3	Remedies with Respect to Collateral	42
8.	LOAN GUARANTY		45
	8.1	Guaranty	45
	8.2	Guaranty of Payment	45
	8.3	No Discharge or Diminishment of Loan Guaranty	45
	8.4	Defenses Waived	46
	8.5	Rights of Subrogation	46
	8.6	Reinstatement; Stay of Acceleration	46
	8.7	Information	47
	8.8	Termination	47
	8.9	Maximum Liability	47
	8.10	Contribution	48
	8.11	Liability Cumulative	48
9.	TAXES; MITIGATION OBLIGATIONS; REPLACEMENT OF LENDERS		48
	9.1	Taxes	48
	9.2	Mitigation Obligations; Replacement of Lender	51
10.	GENERAL PROVISIONS		52
	10.1	Notices	52
	10.2	Severability	54
	10.3	Integration	54
	10.4	Waivers	54
	10.5	Amendment	54
	10.6	Time of Essence	54

	10.7	Expenses, Fee and Costs Reimbursement	54
	10.8	Benefit of Agreement; Assignability; Servicer	55
	10.9	Recordation of Assignment	57
10.10	Participations		58
	10.11	Headings; Construction	59
	10.12	USA PATRIOT Act Notification	59
	10.13	Counterparts; Email Signatures	59
	10.14	GOVERNING LAW	59
	10.15	WAIVERS AND JURISDICTION	59
	10.16	Publication	60
	10.17	Confidentiality	60
	10.18	Borrowing Agency Provisions	61
	10.19	Amendment and Restatement; No Novation	61

Information Certificate
Schedule A	Description of Certain Terms
Schedule B	Definitions
Schedule C	Reserved
Schedule D	Reporting
Schedule E	Financial Covenants
Schedule F	Reserved
Schedule 5.25(m)	Existing Activities of Holdings
Exhibit A	Form of Notice of Borrowing
Exhibit B	Closing Checklist
Exhibit C	Client User Form
Exhibit D	Authorized Accounts Form
Exhibit E	Form of Account Debtor Notification
Exhibit F	Form of Compliance Certificate
Exhibit G	Form of Quarterly Financial Model
Exhibit H	Form of Subordinated Intercompany Note

Amended and Restated Loan and Security Agreement

This Amended and Restated Loan and Security Agreement (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”) is entered into as of July 30, 2021, among (1) Siena Lending Group LLC, together with its successors and permitted assigns (“Lender”), (2) JAC Operations, Inc., a Delaware corporation (“JAC”), Freight Car Services, Inc., a Delaware corporation (“Freight”), JAIX Leasing Company, a Delaware corporation (“JAIX”), FreightCar Short Line, Inc., a Delaware corporation (“Short”), Johnstown America, LLC, a Delaware limited liability company (“Johnstown”), FreightCar Alabama, LLC, a Delaware limited liability company (“Alabama”), FreightCar Rail Services, LLC, a Delaware limited liability company (“Rail”), FreightCar Rail Management Services, LLC, a Delaware limited liability company (“Management”), FreightCar North America, LLC, a Delaware limited liability company (“FCNA”), FCA-Fasemex, LLC, a Delaware limited liability company (“FCA”, and together with JAC, Freight, JAIX, Short, Johnstown, Alabama, Rail, Management, FCNA and any other Person who from time to time becomes a Borrower hereunder, collectively, the “Borrowers” and each individually, a “Borrower”) and (3) each of the Affiliates of the Borrowers signatory to this Agreement from time to time as guarantors (but excluding, for avoidance of doubt, any Excluded Foreign Subsidiaries) (each a “Guarantor” and collectively, the “Guarantors”). The Schedules and Exhibits to this Agreement are an integral part of this Agreement and are incorporated herein by reference. Terms used, but not defined elsewhere, in this Agreement are defined in Schedule B.

WHEREAS, Borrowers and Lender are parties to that certain Loan and Security Agreement dated as of October 8, 2020, as amended (the “Original Loan Agreement”); and WHEREAS, the parties hereto have agreed to amend and restate the terms and conditions of the Original Loan Agreement, all on the terms and conditions set forth herein and in the other Loan Documents (as defined below).

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree that the Original Loan Agreement is amended and restated in its entirety as follows:

1.
LOANS AND LETTERS OF CREDIT.

1.1 Amount of Loans / Letters of Credit. Revolving Loans and Letters of Credit. Subject to the terms and conditions contained in this Agreement, including Sections 1.3 and 1.6, Lender shall, from time to time prior to the Maturity Date, at Borrowing Agent’s request, (i) make revolving loans to Borrowers (“Revolving Loans”), and (ii) make, or cause or permit a Participant (as defined in Section 10.10) to issue, letters of credit (“Letters of Credit”) available to Borrowers; provided, that after giving effect to each such Revolving Loan and each such Letter of Credit, the outstanding balance of all Revolving Loans and the Letter of Credit Balance will not exceed the lesser of (A) the Maximum Revolving Facility Amount minus the Availability Block and (B) an amount equal to the issued and undrawn portion of the Standby Letter of Credit minus the Availability Block. All Revolving Loans shall be made in and repayable in Dollars.

1.2 Reserves re Revolving Loans / Letters of Credit. Lender may, with prior notice (email or otherwise) to Borrowing Agent, from time to time establish and revise Reserves against the Maximum Revolving Facility Amount in such amounts and of such types as Lender deems appropriate in its Permitted Discretion. Such Reserves shall be available for Borrowing Agent to view in Passport 6.0 simultaneously with the imposition thereof; provided, further that Lender shall have no liability for failing to provide such email notice. The amount of any Reserve established by the Lender shall have a reasonable relationship to the event, condition or other matter which is the basis for such Reserve as determined by the Lender (provided that the circumstances, conditions, events or contingencies existing or arising prior to the Closing Date and known to the Lender, in each case, prior to the Closing Date, shall, to the extent not reserved for as of the Closing Date, not be the basis for the establishment of any Reserves after the Closing Date, unless such circumstances, conditions, events or contingencies shall have changed since the Closing Date) in good faith and to the extent that such Reserve is in respect of amounts that may be payable to third parties. In no event shall the establishment of a Reserve in respect of a particular actual or contingent liability obligate Lender to make advances to pay such liability or otherwise obligate Lender with respect thereto.

1.3 Protective Advances. Any contrary provision of this Agreement or any other Loan Document notwithstanding, Lender is hereby authorized by Borrowers at any time after the occurrence and during the continuation of a Default or an Event of Default to make Revolving Loans to, or for the benefit of, Borrowers that Lender, in its sole discretion, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof or (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations (the “Protective Advances”). Any contrary provision of this Agreement or any other Loan Document notwithstanding, Lender may direct the proceeds of any Protective Advance to Borrowers or to such other Person as Lender determines in its Permitted Discretion. All Protective Advances shall be payable immediately upon demand.

1.4 Notice of Borrowing; Manner of Revolving Loan Borrowing. Borrowing Agent shall request each Revolving Loan by an Authorized Officer submitting such request via Passport 6.0 (or, if requested by Lender, by delivering, in writing or via an Approved Electronic Communication, a Notice of Borrowing substantially in the form of Exhibit A hereto) (each such request a “Notice of Borrowing”). Subject to the terms and conditions of this Agreement, including Sections 1.1 and 1.6, Lender shall, except as provided in Section 1.3, deliver the amount of the Revolving Loan requested in the Notice of Borrowing for credit to any account of Borrowers at a bank in the United States of America as Borrowing Agent may specify (provided that such deposit account shall be subject to a deposit control agreement in favor of Lender and approved by Lender in form and substance reasonably satisfactory to the Lender) by wire transfer of immediately available funds (a) on the same day if the Notice of Borrowing is received by Lender on or before 12:00 p.m. Eastern Time on a Business Day, or (b) on the immediately following Business Day if the Notice of Borrowing is received by Lender after 12:00 p.m. Eastern Time on a Business Day, or is received by Lender on any day that is not a Business Day. Lender shall charge to Revolving Loan the Lender’s usual and customary fees for the wire transfer of each Loan.

1.5 Other Provisions Applicable to Letters of Credit. Lender shall, on the terms and conditions set forth in this Agreement (including the terms and conditions set forth in Section 1.1 and Section 1.6), make Letters of Credit available to Borrowers either by issuing them, or by causing other financial institutions to issue them supported by Lender’s guaranty or indemnification; provided, that after giving effect to each Letter of Credit, the Letter of Credit Balance will not exceed the Letter of Credit Limit. Notwithstanding anything in this Agreement, the parties agree that in connection with Lender’s option to make Letters of Credit available to Borrowers by causing other financial institutions to issue Letters of Credit, Lender may cause or permit any Participant under this Agreement to cause other financial institutions to issue such Letters of Credit and thereafter (a) all such Letters of Credit shall be treated for all purposes under this Agreement as if such Letters of Credit were requested by Borrowing Agent and made available by Lender, (b) such Participant’s support of such Letters of Credit in the form of a guaranty or indemnification shall be treated as if such support had been made by Lender, (c) Borrowers hereby unconditionally and irrevocably, jointly and severally agree to pay to Lender the amount of each payment or disbursement made by such Participant or the applicable issuer under any such Letter of Credit honoring any demand for payment thereunder upon demand in accordance with the reimbursement provisions of this Section 1.5 and agrees that such reimbursement obligations of Borrowers constitute Obligations under this Agreement, and (d) any and all amounts paid by such Participant or the applicable issuer in respect of any such Letter of Credit will, at the election of Lender, be treated for all purposes as a Revolving Loan, and be payable, in the same manner as a Revolving Loan. Borrowers agree to execute all documentation reasonably required by Lender and/or the issuer of any Letter of Credit in connection with any such Letter of Credit. Borrowers hereby unconditionally and irrevocably, jointly and severally agree to reimburse Lender and/or the applicable issuer for each payment or disbursement made by Lender and/or the applicable issuer under any Letter of Credit honoring any demand for payment made thereunder, in each case on the date that such payment or disbursement is made. Borrowers’ reimbursement obligations hereunder shall be irrevocable and unconditional under all circumstances, including (w) any lack of validity or enforceability of any Letter of Credit, this Agreement or any other Loan Document, (x) the existence of any claim, set-off, defense or other right which any Loan Party may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), Lender, any Participant, the applicable issuer under any Letter or Credit, or any other Person, whether in connection with any Letter of Credit, this Agreement, any other Loan Document, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between any Loan Party and the beneficiary named in any Letter of Credit), (y) any lack of validity, sufficiency or genuineness of any document which Lender or the applicable issuer has determined complies on its face with the terms of the applicable Letter of Credit, even if such document should later prove to have been forged, fraudulent, invalid or insufficient in any respect or any statement therein shall have been untrue or inaccurate in any respect, or (z) the surrender or impairment of any security for the performance or observance of any of the terms hereof. Any and all amounts paid by Lender and any Participant in respect of a Letter of Credit will, at the election of Lender, be treated for all purposes as a Revolving Loan, and bear interest, and be payable, in the same manner as a Revolving Loan.

1.6 Conditions of Making the Loans and Issuing Letters of Credit. Lender’s obligation to make any Loan or issue or cause any Letter of Credit to be issued under this Agreement is subject to the following conditions precedent, all of which must be satisfied in a manner acceptable to Lender (and as applicable, pursuant to documentation which in each case is in form and substance acceptable to Lender) as of each day that such Loan is made or such Letter of Credit is issued, as applicable:

(a)
Loans and Letters of Credit Made and/or Issued on the Closing Date: With respect to Loans made, and/or Letters of Credit issued, on the Closing Date, (i) each applicable Loan Party shall have duly executed and/or delivered, or, as applicable, shall have caused such other applicable Persons to have duly executed and or delivered, to Lender such agreements, instruments, documents and/or certificates listed on the closing checklist attached hereto as Exhibit B; (ii) Lender shall have completed its business and legal due diligence pertaining to the Loan Parties, their respective businesses and assets, with results thereof satisfactory to Lender in its sole discretion; (iii) Lender’s obligations and commitments under this Agreement shall have been approved by Lender’s Credit Committee; and (iv) Borrowers shall have paid or reimbursed Lender for all of Lender’s reasonable and out-of-pocket costs, charges and expenses incurred through the Closing Date; and
(b)
All Loans and/or Letters of Credit: With respect to Loans made and/or Letters of Credit issued, on the Closing Date and/or at any time thereafter, in addition to the conditions specified in clause (a) above as applicable, (i) [reserved]; (ii) each of the representations and warranties set forth in this Agreement and in the other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that are already qualified as to “materiality” or “Material Adverse Effect” in the text thereof) as of the date such Loan is made and/or such Letter of Credit is issued (or to the extent any representations or warranties are expressly made solely as of an earlier date, such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that are already qualified as to “materiality” or “Material Adverse Effect” in the text thereof) as of such earlier date), both before and after giving effect thereto; and (iii) no Default or Event of Default shall be in existence, both before and immediately after giving effect thereto.

1.7 Repayments.

(a)
Revolving Loans/Letters of Credit. If at any time for any reason whatsoever (including without limitation as a result of currency fluctuations) (i) the sum of the outstanding balance of all Revolving Loans and the Letter of Credit Balance exceeds the Maximum Revolving Facility Amount minus the Availability Block, or (ii) any of the Loan Limits for Revolving Loans or Letters of Credit are exceeded, then in each case, Borrowers will promptly, but in any event within one (1) Business Day, jointly and severally pay to Lender an amount equal to such excess (or, with respect to the Letter of Credit Balance, provide cash collateral to Lender in the manner set forth in clause (c) below) as shall cause Borrowers to eliminate such excess (such excess, an “Overadvance”). Borrower may, at any time prepay or re borrow Revolving Loans, in each case subject to the terms and conditions of this Agreement.
(b)
[Reserved]
(c)
Maturity Date Payments / Cash Collateral. All remaining outstanding monetary Obligations, including all accrued and unpaid fees described in the Fee Letter, shall be payable in full on the Maturity Date. Without limiting the generality of the foregoing, if, on the

Maturity Date, there are any outstanding Letters of Credit, then on such date Borrowers shall provide to Lender cash collateral in an amount equal to 103% of the Letter of Credit Balance to secure all of the Obligations (including estimated attorneys’ fees and other expenses) relating to said Letters of Credit, pursuant to a cash pledge agreement in form and substance reasonably satisfactory to Lender.
(d)
Currency Due. If, notwithstanding the terms of this Agreement or any other Loan Document, Lender receives any payment from or on behalf of Borrowers or any other Person in a currency other than the Currency Due, Lender may convert the payment (including the monetary proceeds of realization upon any Collateral and any funds then held in a cash collateral account) into the Currency Due at exchange rate selected by Lender in the manner contemplated by Section 6.3(b) and Borrowers shall jointly and severally reimburse Lender on demand for all reasonable costs they incur with respect thereto. To the extent permitted by law, the obligation shall be satisfied only to the extent of the amount actually received by Lender upon such conversion.

1.8 Voluntary Termination of Loan Facilities.. Borrowers may, on at least fifteen (15) days prior and irrevocable written notice received by Lender, permanently terminate the Loan facilities by repaying all of the outstanding Obligations, including all principal, interest and fees with respect to the Revolving Loans, and an Early Payment/Termination Premium in the amount specified in the paragraph under the heading “Early Payment/Termination Premium” in the Fee Letter. If, on the date of a voluntary termination pursuant to this Section 1.8, there are any outstanding Letters of Credit, then on such date, and as a condition precedent to such termination, Borrowers shall provide to Lender cash collateral in an amount equal to 103% of the Letter of Credit Balance to secure all of the Obligations (including reasonable attorneys’ fees and other expenses) relating to said Letters of Credit, pursuant to a cash pledge agreement in form and substance reasonably satisfactory to Lender. From and after such date of termination, Lender shall have no obligation whatsoever to extend any additional Loans or Letters of Credit and all of its lending commitments hereunder shall be terminated.

1.9 Obligations Unconditional.

(a)
The payment and performance of all Obligations shall constitute the absolute and unconditional obligations of each Loan Party and shall be independent of any defense or rights of set-off, recoupment or counterclaim which any Loan Party or any other Person might otherwise have against Lender or any other Person. All payments required (other than by Lender) by this Agreement and/or the other Loan Documents shall be made in Dollars (unless payment in a different currency is expressly provided otherwise in the applicable Loan Document) paid free of any deductions or withholdings for any taxes or other amounts (except as set forth in Section 9.1) and without abatement, diminution or set-off. If any Loan Party is required by applicable law to make such a deduction or withholding from a payment under this Agreement or under any other Loan Document, such Loan Party shall pay to Lender such additional amount as is necessary to ensure that, after the making of such deduction or withholding, Lender receives (free from any liability in respect of any such deduction or withholding) a net sum equal to the sum which it would have received and so retained had no such deduction or withholding been made or required to be made. Each Loan Party shall (i) pay the full amount of any deduction or withholding, which it is required to make by law, to the relevant authority within the payment period set by applicable law, and (ii) promptly after any such payment, deliver to Lender an original (or certified copy) official receipt issued by the relevant authority in respect of the amount withheld or deducted or, if the relevant authority does not issue such official receipts, such other evidence of payment of the amount withheld or deducted as is reasonably acceptable to Lender.
(b)
If, at any time and from time to time after the Closing Date (or at any time before or after the Closing Date with respect to (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith, or (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case for purposes of this clause (y) pursuant to Basel III, regardless of the date enacted, adopted or issued), (i) any change in any existing law, regulation, treaty or directive or in the interpretation or application thereof, (ii) any new law, regulation, treaty or directive enacted or application thereof, or (iii) compliance by Lender with any request or directive (whether or not having the force of law) from any Governmental Authority, central bank or comparable agency (A) subjects Lender to any Taxes with respect to any Loan Document (except for Indemnified Taxes and Excluded Taxes), or (B) imposes on Lender any other condition or increased cost in connection with the transactions contemplated thereby or participations therein, and the result of any of the foregoing is to increase the cost to Lender of making or continuing any Loan or Letter of Credit or to reduce any amount receivable hereunder or under any other Loan Documents, then, in any such case, Borrowers shall promptly and jointly and severally pay to Lender, when notified to do so by Lender, any additional amounts necessary to compensate Lender, on an after-tax basis, for such additional cost or reduced amount as determined by Lender. Each such notice of additional amounts payable pursuant to this Section 1.9(b) submitted by Lender to Borrowing Agent shall, absent manifest error, be final, conclusive and binding for all purposes.
(c)
This Section 1.9 shall remain operative even after the Termination Date and shall survive the payment in full of all of the Obligations.

1.10 Reversal of Payments. To the extent that any payment or payments made to or received by Lender pursuant to this Agreement or any other Loan Document are subsequently invalidated, declared to be fraudulent or preferential, set aside, or required to be repaid to any trustee, receiver or other Person under any state, federal or other bankruptcy or other such applicable law, then, to the extent thereof, such amounts (and all Liens, rights and remedies therefore) shall be revived as Obligations (secured by all such Liens) and continue in full force and effect under this Agreement and under the other Loan Documents as if such payment or payments had not been received by Lender. This Section 1.10 shall remain operative even after the Termination Date and shall survive the payment in full of all of the Obligations.

2.
INTEREST AND FEES; LOAN ACCOUNT.

2.1 Interest. All Loans and other monetary Obligations shall bear interest at the interest rate(s) set forth in Section 3 of Schedule A, and accrued interest shall be payable (a) on the first day of each month in arrears, (b) upon a prepayment of such Loan in accordance with Section 1.8, and (c) on the Maturity Date; provided, that after the occurrence and during the continuation of an Event of Default, all Loans and other monetary Obligations shall, at the election of the Lender, bear interest at a rate per annum equal to two (2) percentage points in excess of the rate otherwise applicable thereto (the “Default Rate”), and all such interest shall be payable on demand. Changes in the interest rate shall be effective as of the date of any change in the Base Rate.

2.2 Fees. Borrowers shall jointly and severally pay Lender the fees set forth in the Fee Letter on the dates set forth therein, which fees are in addition to all fees and other sums payable by Borrowers or any other Person to Lender under this Agreement or under any other Loan Document, and, in each case are not refundable once paid.

2.3 Computation of Interest and Fees. All interest and fees shall be calculated daily on the outstanding monetary Obligations based on the actual number of days elapsed in a year of 360 days.

2.4 Loan Account; Monthly Accountings. Lender shall maintain a loan account for Borrowers reflecting all outstanding Loans and the Letters of Credit Balance, along with interest accrued thereon and such other items reflected therein (the “Loan Account”), and shall provide Borrowing Agent with a monthly accounting reflecting the activity in the Loan Account, viewable by Borrowing Agent on Passport 6.0. Each accounting shall be deemed correct, accurate and binding on Borrowers and an account stated (except for reverses and reapplications of payments made and corrections of errors discovered by Lender), unless Borrowing Agent notifies Lender in writing to the contrary within thirty (30) days after such account is rendered, describing the nature of any alleged errors or omissions. However, Lender’s failure to maintain the Loan Account or to provide any such accounting shall not affect the legality or binding nature of any of the Obligations. Interest, fees and other monetary Obligations due and owing under this Agreement (including fees and other amounts paid by Lender to issuers of Letters of Credit) may, in Lender’s reasonable discretion, be charged to the Loan Account, and will thereafter be deemed to be Revolving Loans and will bear interest at the same rate as other Revolving Loans.

2.5 Further Obligations; Maximum Lawful Rate. With respect to all monetary Obligations for which the interest rate is not otherwise specified herein (whether such Obligations arise hereunder or under any other Loan Document, or otherwise), such Obligations shall bear interest at the rate(s) in effect from time to time with respect to the applicable Loan and shall be payable upon demand by Lender. In no event shall the interest charged with respect to any Loan or any other Obligation exceed the maximum amount permitted under applicable law. Notwithstanding anything to the contrary herein or elsewhere, if at any time the rate of interest payable or other amounts hereunder or under any other Loan Document (the “Stated Rate”) would exceed the highest rate of interest or other amount permitted under any applicable law to be charged (the “Maximum Lawful Rate”), then for so long as the Maximum Lawful Rate would be so exceeded, the rate of interest and other amounts payable shall be equal to the Maximum Lawful Rate; provided, that if at any time thereafter the Stated Rate is less than the Maximum Lawful Rate, Borrowers shall, to the extent permitted by applicable law, continue to pay interest and such other amounts at the Maximum Lawful Rate until such time as the total interest and other such amounts received is equal to the total interest and other such amounts which would have been received had the Stated Rate been (but for the operation of this provision) the interest rate payable or such other amounts payable. Thereafter, the interest rate and such other amounts payable shall be the Stated Rate unless and until the Stated Rate again would exceed the Maximum Lawful Rate, in which event this provision shall again apply. In no event shall the total interest or other such amounts received by Lender exceed the amount which it could lawfully have received had the interest and other such amounts been calculated for the full term hereof at the Maximum Lawful Rate. If, notwithstanding the prior sentence, Lender has received interest or other such amounts hereunder in excess of the Maximum Lawful Rate, such excess amount shall be applied to the reduction of the principal balance of the Loans or to other Obligations (other than interest) payable hereunder, and if no such principal or other Obligations are then outstanding, such excess or part thereof remaining shall be paid to Borrowers. In computing interest payable with reference to the Maximum Lawful Rate applicable to any Lender, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made.

3.
SECURITY INTEREST GRANT / POSSESSORY COLLATERAL / FURTHER ASSURANCES.

3.1 Grant of Security Interest. To secure the full payment and performance of all of the Obligations, and subject to the Intercreditor Agreement, each Loan Party hereby collaterally assigns by way of security interest to Lender and grants to Lender a continuing security interest solely in the following property of each Loan Party, whether tangible or intangible, now or hereafter owned, existing, acquired or arising and wherever now or hereafter located (the “Collateral”): (a) all Accounts, (b) all Inventory, (c) to the extent arising from, relating to, evidencing or governing any of the items referred to in the preceding clauses (a) and (b), all Chattel Paper (including Electronic Chattel Paper), Instruments, Documents, Letter-of-Credit Rights, warehouse receipts, bills of lading, Supporting Obligations, (c) all Deposit Accounts (other than Excluded Accounts), cash, Cash Equivalents, books, records and general intangibles (including all software, all tax refunds for the most recent year and all rights to business interruption insurance and the proceeds thereof) to the extent used in the billing and collection of such Accounts but excluding, for the avoidance of doubt, Intellectual Property and (d) all proceeds and products of each of the items set forth in clauses (a), (b) and (c) hereof. Notwithstanding anything contained in this Agreement to the contrary, the terms “Collateral” shall not include Excluded Assets.

3.2 Possessory Collateral. Subject to the Intercreditor Agreement, promptly, but in any event no later than fifteen (15) days after any Loan Party’s receipt of any portion of the Collateral evidenced by an agreement, Instrument or Document, including any Tangible Chattel Paper, in each case, with an individual value in excess of $250,000 or an aggregate value in excess of $500,000, such Loan Party shall deliver the original thereof to Lender together with an appropriate endorsement or other specific evidence of assignment thereof to Lender (in form and substance satisfactory to Lender in its Permitted Discretion). If an endorsement or assignment of any such items shall not be made for any reason, Lender is hereby irrevocably authorized, as attorney and agent-in-fact (coupled with an interest) for each Loan Party, to endorse or assign the same on such Loan Party’s behalf.

3.3 Further Assurances.

(a)
Each Loan Party will, at the time that any Loan Party forms any direct or indirect Subsidiary, acquires any direct or indirect Subsidiary after the Closing Date (in each case, other than an Excluded Subsidiary), within thirty (30) days of such event (or such later date as permitted by Lender in its sole discretion) (i) cause such new Subsidiary to become a Loan Party and to grant Lender a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary; provided, that the foregoing shall not apply to Real Property, and (ii) provide to Lender all other documentation, including one or more opinions of counsel reasonably satisfactory to Lender, which, in its opinion, is appropriate with respect to the execution and delivery of the applicable documentation referred to above. Any document, agreement, or instrument executed or issued pursuant to this Section 3.3 shall constitute a Loan Document.
(b)
Subject to the Intercreditor Agreement, each Loan Party will, and will cause each of the other Loan Parties to, at any time upon the reasonable request of Lender, execute or deliver to Lender any and all financing statements, security agreements, assignments, opinions of counsel, and all other documents (the “Additional Documents”) that Lender may reasonably request in form and substance reasonably satisfactory to Lender, to create, perfect, and continue to be perfected or to better perfect Lender’s Liens in the Collateral of each of the Loan Parties (whether now owned or hereafter arising or acquired, tangible, intangible, real or personal), to create and perfect Liens in favor of Lender in any Real Property acquired by any other Loan Party with a fair market value in excess of $1,000,000, and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents. To the maximum extent permitted by applicable law, if any Borrower or any other Loan Party refuses or fails to execute or deliver any reasonably requested Additional Documents within a reasonable period of time following the request to do so, each Borrower and each other Loan Party hereby authorizes Lender to execute any such Additional Documents in the applicable Loan Party’s name and authorizes Lender to file such executed Additional Documents in any appropriate filing office.
(c)
Each Loan Party shall, at its own cost and expense, promptly and duly take, execute, acknowledge and deliver (and/or use commercially reasonable efforts to cause such other applicable Person to take, execute, acknowledge and deliver) all such further acts, documents, agreements and instruments as Lender shall deem reasonably necessary in order to (i) carry out the intent and purposes of the Loan Documents and the transactions contemplated thereby, (ii) establish, create, preserve, protect and perfect a first priority lien (subject only to Permitted Liens) in favor of Lender in all Collateral (wherever located) from time to time owned by the Loan Parties, (iii) cause each Loan Party to guarantee all of the Obligations, all pursuant to documentation that is in form and substance satisfactory to Lender in its Permitted Discretion and (iv) facilitate the collection of the Collateral. Without limiting the foregoing, each Loan Party shall, at its own cost and expense, promptly and duly take, execute, acknowledge and deliver (and/or use commercially reasonable efforts to cause such other applicable Person to take, execute, acknowledge and deliver) to Lender all promissory notes, security agreements, agreements with landlords, mortgagees and processors and other bailees, subordination and intercreditor agreements and other agreements, instruments and documents, in each case in form and substance reasonably acceptable to Lender, as Lender may request from time to time to perfect in the exercise of its Permitted Discretion, protect, and maintain Lender’s security interests in the Collateral, including the required priority thereof, and to fully carry out the transactions contemplated by the Loan Documents; provided, that the foregoing shall not apply to Real Property or Excluded Assets.

3.4 UCC Financing Statements. Each Loan Party authorizes Lender to file, transmit, or communicate, as applicable, from time to time, Uniform Commercial Code financing statements, along with amendments and modifications thereto, in all filing offices selected by Lender, listing such Loan Party as the debtor and Lender as the secured party, and describing the collateral covered thereby in such manner as Lender may elect, including using descriptions such as “all personal property of debtor” or “all assets of debtor” or words of similar effect. Each Loan Party also hereby ratifies its authorization for Lender to have filed in any filing office any financing statements filed prior to the date hereof.

4.
CERTAIN PROVISIONS REGARDING ACCOUNTS, INVENTORY, COLLECTIONS, APPLICATIONS OF PAYMENTS, INSPECTION RIGHTS, AND APPRAISALS.

4.1 Cash Management. Each Loan Party hereby represents and warrants that all Deposit Accounts (other than Excluded Accounts) and all other depositary and other accounts maintained by each Loan Party (other than Excluded Accounts) as of the Closing Date are described in Section 34 of the Information Certificate, which description includes for each such account the name of the Loan Party maintaining such account, the name of the financial institution at which such account is maintained, the account number, and the purpose of such account. After the Closing Date, within forty-five (45) days after the establishment of a Deposit Account (other than an Excluded Account) (or such later date as the Lender may agree in writing in its sole discretion), the applicable Loan Party shall cause such Deposit Account to be subject to a control agreement by and among the applicable Loan Party, the Lender and the depositary institution, in form and substance satisfactory to the Lender in its Permitted Discretion; provided, that, any existing Deposit Account (other than Excluded Accounts) shall not be closed prior to the establishment of a control agreement on such new Deposit Account . Each Loan Party will, at its expense, establish (and revise from time to time as Lender may require in its Permitted Discretion) procedures acceptable to Lender, in Lender’s Permitted Discretion, for the collection of checks, wire transfers and all other proceeds of all of such Loan Party’s Accounts and other Collateral (“Collections”), which shall include depositing all Collections received by such Loan Party into one or more bank accounts maintained in the name of such Loan Party under an arrangement acceptable to Lender in its Permitted Discretion with a depository bank satisfactory to Lender in its Permitted Discretion. Prior to the Closing Date, Borrower shall deliver to Lender a complete and executed Authorized Accounts form regarding Borrower’s operating account(s) into which the proceeds of Loans are to be paid in the form of Exhibit D annexed hereto.

4.2 Application of Payments. All amounts paid to or received by Lender in respect of the monetary Obligations, from whatever source (whether from any Borrower or any other Loan Party pursuant to such other Loan Party’s guaranty of the Obligations, any realization upon any Collateral, or otherwise) shall, unless otherwise directed by Borrowing Agent with respect to any particular payment (unless an Event of Default shall then be continuing, in which event Lender may disregard Borrowing Agent’s direction), be applied by Lender to the Obligations in such order as Lender may elect, and absent such election shall be applied as follows:

(a)
FIRST, to reimburse Lender for all out-of-pocket costs and expenses, and all indemnified losses, incurred by Lender which are reimbursable to Lender in accordance with this Agreement and/or any of the other Loan Documents,
(b)
SECOND, to any accrued but unpaid interest on any Protective Advances,
(c)
THIRD, to the outstanding principal of any Protective Advances,

(d)
FOURTH, to any accrued but unpaid fees owing to Lender under this Agreement and/or any other Loan Documents,
(e)
FIFTH, to any unpaid accrued interest on the Obligations,
(f)
SIXTH, to the outstanding principal of the Obligations, and, to the extent required by this Agreement, to cash collateralize the Letter of Credit Balance, and
(g)
SEVENTH, to the payment of any other outstanding Obligations; and after payment in full in cash of all of the outstanding monetary Obligations, any further amounts paid to or received by Lender in respect of the Obligations (so long as no monetary Obligations are outstanding) shall be paid over to Borrowers or such other Person(s) as may be legally entitled thereto. For purposes of computing interest on the Obligations, such amounts will be credited to the Loan Account and the Collateral balances to which they relate two (2) Business Days after Lender’s receipt of an advice from Lender’s Bank (set forth in Section 5 of Schedule A) that such items have been credited to Lender’s account at Lender’s Bank (or upon Lender’s deposit thereof at Lender’s Bank in the case of payments received by Lender in kind), in each case subject to final payment and collection.

4.3 Notification; Verification. Lender or its designee may, from time to time, whether or not a Default or Event of Default has occurred: (a) verify directly with the Account Debtors of the Loan Parties (or by any reasonable manner and through any reasonable medium Lender considers advisable in the exercise of its Permitted Discretion) the validity, amount and other matters relating to the Accounts and Chattel Paper of the Loan Parties, by means of mail, telephone or otherwise, either in the name of the applicable Loan Party or Lender or such other name as Lender may choose and (b) notify Account Debtors of the Loan Parties that Lender has a security interest in the Accounts of the Loan Parties. Lender or its designee may, upon the occurrence and during the continuation of a Default or Event of Default: (a) require any Loan Party to cause all invoices and statements which it sends to Account Debtors or other third parties to be marked, in a manner satisfactory to Lender, to reflect Lender’s security interest therein and payment instructions acceptable to Lender (b) direct such Account Debtors to make payment thereof directly to Lender; such notification to be sent on the letterhead of such Loan Party and substantially in the form of Exhibit E annexed hereto; and (c) demand, collect or enforce payment of any Accounts and Chattel Paper (but without any duty to do so). After the occurrence and during the continuation of an Event of Default, each Loan Party hereby authorizes Account Debtors to make payments directly to Lender and to rely on notice from Lender without further inquiry. After the occurrence and during the continuation of an Event of Default, Lender may on behalf of each Loan Party endorse all items of payment received by Lender that are payable to such Loan Party for the purposes described above.

4.4 Power of Attorney.

Each Loan Party hereby grants to Lender an irrevocable power of attorney, coupled with an interest, authorizing and permitting Lender (acting through any of its officers, employees, attorneys or agents), at Lender’s option (and solely with respect to any actions taken by Lender under Section 4.4(a) below, in the exercise of its Permitted Discretion), but without obligation, with or without notice to such Loan Party, and at such Loan Party’s expense, to do any or all of the following, in such Loan Party’s name or otherwise:

(a)
(i) execute on behalf of such Loan Party any documents that Lender may deem advisable in order to perfect, protect and maintain Lender’s security interests, and priority thereof, in the Collateral (including such financing statements and continuation financing statements, and amendments or other modifications thereto, as Lender shall deem necessary or appropriate); (ii) endorse such Loan Party’s name on all checks and other forms of remittances received by Lender; (iii) pay any sums required on account of such Loan Party’s taxes or to secure the release of any Liens therefor; (iv) pay any amounts necessary to obtain, or maintain in effect, any of the insurance described in Section 5.14; (v) receive and otherwise take control in any manner of any cash or non-cash items of payment or Proceeds of Collateral; (vi) receive, open and process all mail addressed to such Loan Party at any post office box/lockbox maintained by Lender for such Loan Party or at any other business premises of Lender with Collections to be promptly transferred to any deposit account maintained with the Lender and any mail unrelated to Collections to be promptly remitted to such Loan Party along with copies of all other mail addressed to such Loan Party and received by Lender, and (vii) endorse or assign to Lender on such Loan Party’s behalf any portion of Collateral evidenced by an agreement, Instrument or Document if an endorsement or assignment of any such items is not made by Borrowers pursuant to Section 3.2; and
(b)
After the occurrence and during the continuance of an Event of Default and subject to the terms and conditions of Section 7 of this Agreement; (i) execute on behalf of such Loan Party any document exercising, transferring or assigning any option to purchase, sell or otherwise dispose of or lease (as lessor or lessee) any real or personal property which is part of the Collateral or in which Lender has an interest; (ii) execute on behalf of such Loan Party any invoices relating to any Accounts, any draft against any Account Debtor, any proof of claim in bankruptcy, any notice of Lien or claim, and any assignment or satisfaction of mechanic’s, materialman’s or other Lien; (iii) except as otherwise provided in Section 4.3 hereof, execute on behalf of such Loan Party any notice to any Account Debtor; (iv) pay, contest or settle any Lien, charge, encumbrance, security interest and adverse claim in or to any of the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; (v) grant extensions of time to pay, compromise claims relating to, and settle Accounts, Chattel Paper and General Intangibles for less than face value and execute all releases and other documents in connection therewith; (vi) settle and adjust, and give releases of, any insurance claim that relates to any of the Collateral and obtain payment therefor; (vii) instruct any third party having custody or control of any Collateral or books or records belonging to, or relating to, such Loan Party to give Lender the same rights of access and other rights with respect thereto as Lender has under this Agreement or any other Loan Document; (viii) change the address for delivery of such Loan Party’s mail; (ix) [reserved]; and (x) instruct any Account Debtor to make all payments due to such Loan Party directly to Lender.

Any and all sums paid, and any and all costs, expenses, liabilities, obligations and reasonable attorneys’ fees incurred, by Lender with respect to the foregoing shall be added to and become part of the Obligations, shall be payable on demand, and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations at such time. Each Loan Party agrees that Lender’s rights under the foregoing power of attorney and/or any of Lender’s other rights under this Agreement or the other Loan Documents shall not be construed to indicate that Lender is in control of the business, management or properties of such Loan Party.

4.5 Disputes. Each Loan Party shall promptly notify Lender of all disputes or claims involving an amount exceeding $250,000 relating to its Accounts and Chattel Paper. Subject in each case to the terms of this Agreement, each Loan Party agrees that it will not, without Lender’s prior written consent, compromise or settle any of its Accounts or Chattel Paper for less than the full amount thereof, grant any extension of time for payment of any of its Accounts or Chattel Paper, release (in whole or in part) any Account Debtor or other person liable for the payment of any of its Accounts or Chattel Paper or grant any credits, discounts, allowances, deductions, return authorizations or the like with respect to any of its Accounts or Chattel Paper; except (unless otherwise directed by Lender during the existence of a Default or an Event of Default) such Loan Party may take any of such actions in the ordinary course of its business consistent with past practices.

4.6 Inventory.

(a)
Returns. No Loan Party will accept returns of any Inventory from any Account Debtor except in the ordinary course of its business. In the event the value of returned Inventory in any one calendar month exceeds $500,000 (collectively for all Loan Parties), Borrowers will notify Lender within fifteen (15) days (which notice shall specify the value of all such returned Inventory, the reasons for such returns, and the locations and the condition of such returned Inventory).
(b)
Sale on Return, etc. No Loan Party will, without Lender’s prior written consent, at any time, sell any Inventory on a sale-or-return, guaranteed sale, consignment, or other contingent basis.
(c)
Fair Labor Standards Act. Each Loan Party represents and warrants, and covenants that at all times, that all of the Inventory of each Loan Party has been, at all times will be, produced in all material respects in accordance with the Fair Labor Standards Act of 1938 and all rules, regulations and orders promulgated thereunder.

4.7 Access to Collateral, Books and Records. At reasonable times during normal business hours, Lender and/or its representatives or agents shall have the right to inspect the Collateral, and the right to examine and copy each Loan Party’s books and records not more than one (1) time per year (the scope of which shall be determined in Lender’s reasonable discretion), upon reasonable advance notice to the Borrowers; provided, however, that when an Event of Default exists the Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrowers at any time during normal business hours as often as may be desired and without advance notice. Each Loan Party agrees to give Lender access to any or all of such Loan Party’s, and each of its Subsidiaries’, premises to enable Lender to conduct such inspections and examinations. Such inspections and examinations shall be at Borrowers’ expense and the charge therefor shall be $1,500 per person per day (or such higher amount as shall represent Lender’s then current standard charge), plus out-of-pocket expenses. Upon the occurrence and during the continuance of an Event of Default and in the event Lender elects to exercise remedies hereunder, Lender may, at Borrowers’ expense, use each Loan Party’s personnel, computer and other equipment, programs, printed output and computer readable media, supplies and premises for the collection, sale or other disposition of Collateral to the extent Lender, in its sole discretion, deems appropriate. Each Loan Party hereby irrevocably authorizes all accountants and other financial professional third parties to disclose and deliver to Lender, at Borrowers’ expense, all financial information, books and records, work papers, management reports and other information in their possession regarding the Loan Parties.

4.8 Appraisals. The Borrowers shall pay the unpaid reasonable and documented fees and expenses of Lender and all applicable professionals with respect to appraisals and valuations of the Collateral undertaken prior to the Closing Date.

5.
REPRESENTATIONS, WARRANTIES AND COVENANTS.

To induce Lender to enter into this Agreement, each Loan Party represents, warrants and covenants as follows (it being understood and agreed that (a) each such representation and warranty (i) will be made as of the date hereof and be deemed remade as of each date on which any Loan is made or Letter of Credit is issued (except to the extent any such representation or warranty expressly relates only to any earlier and/or specified date, in which case such representation or warranty will be made as of such earlier and/or specified date), and (ii) shall not be affected by any knowledge of, or any investigation by, Lender, and (b) each such covenant (other than Section 5.26) shall continuously apply with respect to all times commencing on the date hereof and continuing until the Termination Date):

5.1 Existence and Authority. Each Loan Party is duly organized, incorporated, validly existing and in good standing under the laws of its jurisdiction of organization (which jurisdiction is identified in Section 3 of the Information Certificate) and is qualified to do business in each jurisdiction in which the operation of its business requires that it be qualified (which each such jurisdiction is identified in Section 16 of the Information Certificate), except where the failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect. Each Loan Party will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect such Person’s valid existence and good standing in its jurisdiction of organization and, except as could not reasonably be expected to result in a Material Adverse Effect, good standing with respect to all other jurisdictions in which it is qualified to do business and any rights, franchises, permits, licenses, accreditations, authorizations, or other approvals material to their businesses. Each Loan Party has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby. The execution, delivery and performance by each Loan Party of this Agreement and all of the other Loan Documents to which such Loan Party is a party have been duly and validly authorized, do not violate such Loan Party’s Organic Documents, or any law or any agreement or instrument or any court order which is binding upon any Loan Party or its property, do not constitute grounds for acceleration of any Indebtedness or obligation under any agreement or instrument which is binding upon any Loan Party or its property, and do not require the consent of any Person. No Loan Party is required to obtain any government approval, consent, or authorization from, or to file any declaration or statement with, any Governmental Authority in connection with or as a condition to the execution, delivery or performance of any of the Loan Documents except for consents or approvals, which failure to obtain could not reasonably be expected to result in a Material Adverse Effect. This Agreement and each of the other Loan Documents have been duly executed and delivered by, and are enforceable against each of the Loan Parties who have signed them, in accordance with their respective terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Section 20 of the Information Certificate sets forth the ownership of each Borrower. Section 20 of the Information Certificate sets forth the ownership of each of Borrowers’ Subsidiaries. Section 12 of the Information Certificate sets forth a complete list of all such Subsidiaries which are Excluded Subsidiaries as of the Closing Date.

5.2 Names; Trade Names and Styles. The name of each Loan Party set forth in Section 1 of each Information Certificate is its correct and complete legal name as of the date hereof, and no Loan Party has used any other name at any time in the past five years, or at any time will use any other name, in any tax filing made in any jurisdiction. Listed in Section 8 of the Information Certificate are all prior names used by each Loan Party at any time in the past five years. Listed in Section 7 of the Information Certificate are all of the present and prior trade names used by any Loan Party at any time in the past five years. Subject to Section 5.8, Borrowers shall give Lender at least fifteen (15) days’ prior written notice (and will deliver an updated Section 7 or Section 8 of the Information Certificate, as applicable, to reflect the same) before it or any other Loan Party changes its legal name or does business under any other name.

5.3 Title to Collateral; Third Party Locations; Permitted Liens; Immaterial Subsidiaries. Each Loan Party has, and at all times will continue to have, good and marketable title to all of the Collateral. The Collateral now is, and at all times will remain, free and clear of any and all Liens, except for Permitted Liens. Lender now has, and will at all times continue to have, a first-priority perfected and enforceable security interest in all of the Collateral, and each Loan Party will at all times defend Lender and the Collateral against all claims of others. Except for leases or subleases as to which Borrowers shall use commercially reasonable efforts to deliver to Lender a landlord’s waiver in form and substance satisfactory to Lender in its Permitted Discretion, no Loan Party is or will be a lessee or sublessee under any real property lease or sublease. Except for warehouses as to which Borrowers shall use commercially reasonable efforts to deliver to Lender a warehouseman’s waiver in form and substance satisfactory to Lender in its Permitted Discretion, no Loan Party is or will at any time be a bailor of any Goods at any warehouse or otherwise. Prior to causing or permitting any Collateral to at any time be located upon premises other than the locations listed in Sections 25-29 of the Information Certificate, in which any third party (including any landlord, warehouseman, or otherwise) has an interest, Borrowers shall notify Lender and the applicable Loan Party shall use commercially reasonable efforts to cause each such third party to execute and deliver to Lender, in form and substance satisfactory to Lender in its Permitted Discretion, such waivers, collateral access agreements, and subordinations as Lender shall specify, so as to, among other things, ensure that Lender’s rights in the Collateral are, and will at all times continue to be, superior to the rights of any such third party and that Lender has access to such Collateral. Each applicable Loan Party will keep at all times in full force and effect, and will comply in all material respects at all times with all the terms of, any lease of real property where any of the Collateral now or in the future may be located. If at any time any Subsidiary that has previously been designated as an Immaterial Subsidiary shall cease to satisfy any of the requirements for an Immaterial Subsidiary, Borrowers shall promptly give written notice of such occurrence to Lender.

5.4 Reserved.

5.5 Electronic Chattel Paper. To the extent that any Loan Party obtains or maintains any Electronic Chattel Paper with an individual value in excess of $250,000 or an aggregate value in excess of $500,000, such Loan Party shall at all times create, store and assign the record or records comprising the Electronic Chattel Paper in such a manner that (a) a single authoritative copy of the record or records exists which is unique, identifiable and except as otherwise provided below, unalterable, (b) the authoritative copy identifies Lender as the assignee of the record or records, (c) the authoritative copy is communicated to and maintained by Lender or its designated custodian, (d) copies or revisions that add or change an identified assignee of the authoritative copy can only be made with the participation of Lender, (e) each copy of the authoritative copy and any copy of a copy is readily identifiable as a copy that is not the authoritative copy and (f) any revision of the authoritative copy is readily identifiable as an authorized or unauthorized revision.

5.6 Capitalization; Investment Property.

(a)
No Loan Party, directly or indirectly, owns any Equity Interests of any other Person except as set forth in Sections 20 and 36 of the Information Certificate, which such Sections of the Information Certificate list all Investment Property owned by each Loan Party, except in each case for Permitted Investments.
(b)
No Loan Party owns, or has any present intention of acquiring, any “margin security” or any “margin stock” within the meaning of Regulations T, U or X of the Board of Governors of the Federal Reserve System (herein called “margin security” and “margin stock”). None of the proceeds of the Loans will be used, directly or indirectly, for the purpose of purchasing or carrying, or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry, any margin security or margin stock or for any other purpose which might constitute the transactions contemplated hereby a “purpose credit” within the meaning of said Regulations T, U or X, or cause this Agreement to violate any other regulation of the Board of Governors of the Federal Reserve System or the Exchange Act, or any rules or regulations promulgated under such statutes.
(c)
No Loan Party shall vote to enable, or take any other action to cause or to permit, any Issuer to issue any Equity Interests of any nature, or to issue any other securities or interests convertible into or granting the right to purchase or exchange for any Equity Interests of any nature of any Issuer, except for Permitted Equity Issuances or otherwise permitted under this Agreement.
(d)
No Loan Party shall take, or fail to take, any action that would in any manner impair the value or the enforceability of Lender’s Lien on any of the Investment Property, or any of Lender’s rights or remedies under this Agreement or any other Loan Document with respect to any of the Investment Property.

5.7 Commercial Tort Claims. No Loan Party has any Commercial Tort Claims pending other than those listed in Section 35 of the Information Certificate, and each Loan Party shall promptly (but in any case no later than five (5) Business Days thereafter) notify Lender in writing upon incurring or otherwise obtaining a Commercial Tort Claim with an individual value in excess of $250,000 or an aggregate value in excess of $500,000, after the date hereof against any third party. Such notice shall constitute such Loan Party’s authorization to amend such Section 35 to add such Commercial Tort Claim and shall automatically be deemed to amend such Section 35 to include such Commercial Tort Claim.

5.8 Jurisdiction of Organization; Location of Collateral. Sections 15 and 25-29 of the Information Certificate set forth (a) each place of business of each Loan Party (including its chief executive office), (b)all locations where all Inventory and other Collateral owned by each Loan Party is kept, and (c) whether each such Collateral location and/or place of business (including each Loan Party’s chief executive office) is owned by a Loan Party or leased (and if leased, specifies the complete name and notice address of each lessor). No Collateral is located outside the United States or in the possession of any lessor, bailee, warehouseman or consignee, except as expressly indicated in Sections 25-29 of the Information Certificate. Each Loan Party will not change its jurisdiction of organization, or change its chief executive office or the location of its books and records; provided, that any Loan Party may (i) change its jurisdiction of organization to a jurisdiction within the United States or organizational identity, in each case, if written notice of such change is provided to the Lender at least fifteen (15) days (or such shorter period as may be agreed by the Lender in writing in its sole discretion) prior to such change, (ii) change its name or organizational identification number if prompt written notice of such change is provided to the Lender (which shall in any event be provided within ten (10) days (or such later date as may be agreed by the Lender in writing in its sole discretion) of such change), or (iii) change its chief executive office if prompt written notice of such change is provided to the Lender (which shall in any event be provided within twenty (20) Business Days (or such later date as may be agreed by the Lender in writing in its sole discretion) of such change).

5.9 Financial Statements and Reports; Solvency.

(a)
All financial statements delivered to Lender by or on behalf of any Loan Party have been, and at all times will be, prepared in conformity with GAAP and completely and fairly in all material respects reflect the financial condition of each Loan Party and its Subsidiaries covered thereby, at the times and for the periods therein stated.
(b)
As of the date hereof (after giving effect to the Loans and Letters of Credit to be made or issued on the date hereof, and the consummation of the transactions contemplated hereby), and as of each other day that any Loan or Letter of Credit is made or issued (after giving effect thereof), the Loan Parties, on a consolidated basis, are Solvent.

5.10 Tax Returns and Payments; Pension Contributions. Each Loan Party has timely filed all material tax returns and reports required by applicable law, has timely paid all income and other material Taxes, assessments, deposits and contributions owing by such Loan Party and will timely pay all such material items in the future as they became due and payable. Each Loan Party may, however, defer payment of any contested taxes; provided, that such Loan Party (a) in good faith contests its obligation to pay such Taxes by appropriate proceedings promptly and diligently instituted and conducted; (b) notifies Lender in writing of the commencement of, and any material development in, the proceedings; (c) posts bonds or takes any other commercially reasonable steps required to keep the contested taxes from becoming a Lien upon any of the Collateral and (d) maintains adequate reserves therefor in conformity with GAAP. No Loan Party is aware of any claims or adjustments proposed for any prior tax years that could result in additional taxes becoming due and payable by any Loan Party. Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable laws. Each Plan that is intended to be a qualified plan under Section 401(a) of the Code can rely on a favorable determination letter or opinion letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service. To the best knowledge of each Loan Party, nothing has occurred that would prevent or cause the loss of such tax-qualified status. There are no pending or, to the best knowledge of any Loan Party or any ERISA Affiliate, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to result in a Material Adverse Effect. There has been no prohibited transaction with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect. No ERISA Event has occurred, and no Loan Party or any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan, in each case that could reasonably be expected to result in a Material Adverse Effect. Each Loan Party and each ERISA Affiliate has met the applicable requirements under the Pension Funding Rules in respect of each Pension Plan in all material respects, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained, in each case except as could not reasonably be expected to result in a Material Adverse Effect. As of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher; no Loan Party or any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid, except as could not reasonably be expected to result in liabilities individually or in the aggregate to any Loan Party or ERISA Affiliate in excess of $50,000. No Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA except as could not reasonably be expected to result in a Material Adverse Effect No Pension Plan has been terminated by the plan administrator thereof or by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan, in each case, except as could not reasonably be expected to result in a Material Adverse Effect.

5.11 Compliance with Laws; Intellectual Property; Licenses.

(a)
Each Loan Party has complied, and will continue at all times to comply, with all provisions of all applicable laws and regulations, including those relating to the ownership, use or operations of real or personal property, the conduct and licensing of each Loan Party’s business, the payment and withholding of Taxes, ERISA and other employee matters, and safety and environmental matters except, in any case, where the failure to be in compliance would not reasonably be expected to have a Material Adverse Effect.
(b)
No Loan Party has received written notice of default or violation, nor is any Loan Party in default or violation, with respect to any judgment, order, writ, injunction, decree, demand or assessment issued by any court or any federal, state, local, municipal or other Governmental Authority relating to any aspect of any Loan Party’s business, affairs, properties or assets. No Loan Party has received written notice of or been charged with, or is, to the knowledge of any Loan Party, under investigation with respect to, any violation in any material respect of any provision of any applicable law. To the knowledge of any Loan Party, no Loan Party is subject to any federal, state or local investigation to determine whether any remedial action is required to be taken by any Loan Party to address any releases of hazardous materials at, on, or under any real property currently leased or owned by a Loan Party where such remedial action would reasonably be expected to have a Material Adverse Effect.
(c)
No Loan Party owns any Intellectual Property that is the subject of, with respect to patents, an issued patent, registration or application for patent, and with respect to other Intellectual Property, registration or application, except as set forth in Sections 30-32 of the Information Certificate. Except as set forth in Section 30-32 of the Information Certificate, none of the Intellectual Property owned by any Loan Party is the subject of any exclusive licensing or franchise agreement pursuant to which such Loan Party is the licensor or franchisor. Except as would not have or be reasonably expected to result in a Material Adverse Effect, each Loan Party owns or has, and will at all times continue to own or have, the valid right to use all patents, trademarks, copyrights, software, computer programs, equipment designs, network designs, equipment configurations, technology and other Intellectual Property used, marketed and sold in such Loan Party’s business, and each Loan Party is in compliance, and will continue at all times to comply with all licenses, user agreements and other such agreements regarding the use of Intellectual Property. No Loan Party has any knowledge that, or has received any notice claiming that, any of such Intellectual Property infringes upon or violates the rights of any other Person.
(d)
Except as would not have or be reasonably expected to result in a Material Adverse Effect, each Loan Party has and will continue at all times to have, all federal, state, local and other licenses and permits required to be maintained in connection with such Loan Party’s business operations, and its ownership, use and operation of any real property, and all such licenses and permits, necessary for the operation of the business are valid and will remain and in full force and effect. Except as would not have or reasonably be expected to result in a Material Adverse Effect, each Loan Party has, and will continue at all times to have, complied with the requirements of such licenses and permits, and has received no written notice of any pending or threatened proceedings for the suspension, termination, revocation or limitation thereof. No Loan Party is aware of any facts or conditions that could reasonably be expected to cause or permit any of such licenses or permits to be voided, revoked or withdrawn.
(e)
In addition to and without limiting the generality of clause (a) above, (i) without the prior written consent of Lender, not take any action or fail to take action the result of which could result in a Loan Party or ERISA Affiliate incurring a material liability to the PBGC or to a Multiemployer Plan (other than to pay contributions or premiums payable in the ordinary course), (ii) allow any facts or circumstances to exist with respect to one or more Plans that, in the aggregate, reasonably could be expected to result in a Material Adverse Effect, (iii) operate each Plan in such a manner that will not incur any material tax liability under the IRC (including Section 4980B of the IRC), and (iv) furnish to Lender upon Lender’s written request such additional information about any Plan for which any Loan Party or ERISA Affiliate could reasonably expect to incur any material liability. With respect to each Pension Plan (other than a Multiemployer Plan) except as could not reasonably be expected to result in material liability to the Loan Parties, the Loan Parties and the ERISA Affiliates shall (y) satisfy in full and in a timely manner, without incurring any late payment or underpayment charge or penalty and without giving rise to any Lien, all of the contribution and funding requirements of the IRC and of ERISA, and (z) pay, or cause to be paid, to the PBGC in a timely manner, without incurring any late payment or underpayment charge or penalty, all premiums required pursuant to ERISA.

5.12 Litigation. Except as disclosed on Section 45 of the Information Certificate, there are no claims, proceedings, litigation or investigations pending or (to the best of each Loan Party’s knowledge) threatened against any Loan Party as of the Closing Date that either individually or in the aggregate would be reasonably expected to result in a Material Adverse Effect. There is no claim, suit, litigation, proceeding or investigation pending or (to the best of each Loan Party’s knowledge) threatened by or against or affecting any Loan Party in any court or before any Governmental Authority (or any basis therefor known to any Loan Party) which may reasonably be expected to result, either separately or in the aggregate, in a Material Adverse Effect.

5.13 Use of Proceeds. All proceeds of all Loans and Letters of Credit shall be used by Borrowers solely (a) to pay the fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby, (b) for Borrowers’ working capital and other general corporate purposes and (c) for such other purposes not otherwise prohibited by this Agreement. All proceeds of all Loans and Letters of Credit will be used solely for lawful business purposes.

5.14 Insurance.

(a)
Each Loan Party will at all times carry property, liability and other insurance, with insurers reasonably acceptable to Lender, in such form and amounts, and with such deductibles and other provisions, as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and located and, in any event, in amount, adequacy and scope satisfactory to the Lender in its exercise of its Permitted Discretion, and Borrowers will provide Lender, upon Lender’s written request, with evidence satisfactory to Lender that such insurance is, at all times, in full force and effect. A true and complete listing of such insurance as of the Closing Date, including issuers, coverages and deductibles, is set forth in Section 43 of the Information Certificate. Each property insurance policy shall name Lender as lender loss payee and shall contain a lender’s loss payable endorsement in form acceptable to Lender, each liability insurance policy shall name Lender as an additional insured, and each business interruption insurance policy shall be collaterally assigned to Lender, all in form and substance reasonably satisfactory to Lender. All policies of insurance shall provide that they may not be cancelled or changed without at least thirty (30) days’ prior written notice to Lender (or ten (10) days in the case of cancellation for non-payment of premium), and shall otherwise be in form and substance reasonably satisfactory to Lender. Borrowers shall advise Lender promptly of any policy cancellation, non-renewal, reduction, or material amendment with respect to any insurance policies maintained by any Loan Party or any receipt by any Loan Party of any notice from any insurance carrier regarding any intended or threatened cancellation, non-renewal, reduction or material amendment of any of such policies, and Borrowers shall promptly deliver to Lender copies of all notices and related documentation received by any Loan Party in connection with the same.
(b)
Borrowers shall deliver to Lender no later than fifteen (15) days prior to the expiration of any then current insurance policies, insurance certificates evidencing renewal of all such insurance policies required by this Section 5.14. Borrowers shall deliver to Lender, upon Lender’s request, certificates evidencing such insurance coverage in such form as Lender shall specify.

5.15 Financial, Collateral and Other Reporting / Notices. Each Loan Party has kept and will at all times keep adequate records and books of account with respect to its business activities and the Collateral in which proper entries are made in accordance with GAAP reflecting all its financial transactions. Each Loan Party will cause to be prepared and furnished to Lender, in each case in a form and in such detail as is reasonably acceptable to Lender the following items (the items to be provided under this Section 5.15 shall be delivered to Lender by posting on Passport 6.0 (or, if requested by Lender, by another form of Approved Electronic Communication or in writing)).

(a)
Annual Financial Statements. Not later than ninety (90) days after the close of each Fiscal Year, audited financial statements of each Loan Party as of the end of such Fiscal Year, including balance sheet, income statement, and statement of cash flow for such Fiscal Year, in each case on a consolidated basis, audited and certified (without qualification) by Deloitte & Touche LLP or any other independent certified public accounting firm of nationally recognized standing selected by the Borrowers and satisfactory to the Lender, in Lender’s exercise of its Permitted Discretion, together with a copy of any management letter issued in connection therewith. Concurrently with the delivery of such financial statements, Borrowing Agent shall deliver to Lender a Compliance Certificate, indicating whether (i) Borrowers are in compliance with each of the covenants specified in Section 5.26, and setting forth a detailed calculation of such covenants, and (ii) any Default or Event of Default is then in existence;
(b)
Interim Financial Statements. Not later than forty-five (45) days after the end of each quarter hereafter, including the last quarter of each Fiscal Year, (i) a trial balance in form and substance satisfactory to Lender and (ii) unaudited interim financial statements of each Loan Party as of the end of such quarter and of the portion of such Fiscal Year then elapsed, including balance sheet, income statement, statement of cash flow, and results of their respective operations during such quarter and the then-elapsed portion of the Fiscal Year, together with comparative figures for the same periods in the immediately preceding Fiscal Year and the corresponding figures from the budget for the Fiscal Year covered by such financial statements, in each case on a consolidated basis, certified by an Authorized Officer of Borrowing Agent as prepared in accordance with GAAP and fairly presenting the consolidated financial position and results of operations (including management discussion and analysis of such results) of each Loan Party for such quarter and period subject only to changes from ordinary course year-end audit adjustments and except that such statements need not contain footnotes. Concurrently with the delivery of such financial statements, Borrowing Agent shall deliver to Lender a Compliance Certificate, indicating whether (i) Borrowers are in compliance with each of the covenants specified in Section 5.26, and setting forth a detailed calculation of such covenants, and (ii) any Default or Event of Default is then in existence;

Documents required to be delivered pursuant to Section 5.15(a) or (b) or Section 5.15(e) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Holdings or the Borrowers post such documents, or provides a link thereto on Holdings’

website; or (ii) on which such documents are posted on Holdings’ or the Borrowers’ behalf on another relevant website to which the Lender has access; provided that: (i) Holdings and the Borrowers shall deliver paper copies of such documents to the Lender if requested and (ii) the Borrowers shall notify the Lender of the posting of any such documents. The Lender shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by Holdings or the Borrowers with any such request for delivery, and Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

(c)
Reserved.
(d)
Projections, Etc. Not later than sixty (60) days after the end of each Fiscal Year, monthly business projections for the following Fiscal Year for the Loan Parties on a consolidated basis, which projections shall include for each such period, profit and loss projections, balance sheet projections, income statement projections and cash flow projections, together with appropriate supporting details and a statement of underlying assumptions used in preparing such projections;
(e)
Shareholder Reports, Etc. To the extent the following are not publicly available on the website of https://investors.freightcaramerica.com/corporate-profile/default.aspx or on the website of the Securities and Exchange Commission, promptly after the sending or filing thereof, as the case may be, copies of any proxy statements, financial statements or reports which each Loan Party has made available to its shareholders and copies of any regular, periodic and special reports or registration statements which any Loan Party files with the Securities and Exchange Commission or any Governmental Authority which may be substituted therefor, or any national securities exchange;
(f)
ERISA Event. Each Loan Party shall promptly notify Lender upon having knowledge of any ERISA Event; and
(g)
Tax Returns. Upon request from Lender, each federal and state income tax return filed by any Loan Party promptly, together with such supporting documentation as is supplied to the applicable tax authority with such return and proof of payment of any amounts owing with respect to such return.
(h)
Notification of Certain Changes. Borrowers will promptly (and in no case later than the earlier of (i) three (3) Business Days after the occurrence of any of the following and (ii) such other date that such information is required to be delivered pursuant to this Agreement or any other Loan Document) notify Lender in writing of: (i) the occurrence of any Default or Event of Default, (ii) the occurrence of any event that has had, or could reasonably be expected to have, a Material Adverse Effect, (iii) [reserved], (iv) any material investigation, action, suit, proceeding or claim (or any material development with respect to any existing investigation, action, suit, proceeding or claim) relating to any Loan Party, any officer or director of a Loan Party, the Collateral or which could reasonably be expected to have a Material Adverse Effect, (v) any violation or asserted violation of any applicable law (including OSHA or any environmental laws), if an adverse resolution would be reasonably expected to have a Material Adverse Effect, (vi) any event or the existence of any circumstance that has resulted in, or could reasonably be expected to result in, any Material Adverse Effect, any Default, or any Event of Default, or which would make any representation or warranty previously made by any Loan Party to Lender untrue in any material respect or constitute a material breach if such representation or warranty was then being made, (vii) any actual breach of any Material Contract or termination (other than in accordance with its terms) of any Material Contract or any material amendment to or modification of a Material Contract, and (viii) any change in any Loan Party’s certified accountant. In the event of each such notice under this Section 5.15(h), Borrowers shall give notice to Lender of the action or actions that each Loan Party has taken, is taking, or proposes to take with respect to the event or events giving rise to such notice obligation.
(i)
Other Information. Promptly upon request, such other data and information (financial and otherwise) as Lender, from time to time, may reasonably request, bearing upon or related to the Collateral or each Loan Party’s business or financial condition or results of operations.

5.16 Litigation Cooperation. Should any third-party suit, regulatory action, or any other judicial, administrative, or similar proceeding be instituted by or against Lender with respect to any Collateral or in any manner relating to any Loan Party, this Agreement, any other Loan Document or the transactions contemplated hereby, each Loan Party shall, without expense to Lender, make available each Loan Party, such Loan Party’s officers, employees and agents, and any Loan Party’s books and records, without charge, to the extent that Lender may deem them reasonably necessary in order to prosecute or defend any such suit or proceeding.

5.17 Maintenance of Collateral, Etc. Each Loan Party will maintain all of the Collateral in good working condition, ordinary wear and tear excepted, and no Loan Party will use the Collateral for any unlawful purpose.

5.18 [Reserved].

5.19 No Default. No Default or Event of Default has occurred and is continuing.

5.20 No Material Adverse Change. Since June 30, 2020, there has been no event, change, circumstance, condition, development or occurrence that has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

5.21 Full Disclosure. No written report, notice, certificate, information or other statement delivered or made (including, in electronic form) by or on behalf of any Loan Party or any of their respective Affiliates to Lender in connection with this Agreement or any other Loan Document (other than projections, forecasts and other forward-looking information and information of a general economic or industry-specific nature), as modified or supplemented by other information so furnished contains or will at any time contain any untrue statement of a material fact, or omits or will at any time omit to state any material fact necessary to make any statements contained herein or therein, in light of the circumstances under which they were made, not misleading. Except for matters of a general economic or political nature which do not affect any Loan Party uniquely, there is no fact presently known to any Loan Party which has not been disclosed to Lender, which has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.22 Sensitive Payments. No Loan Party (a) has made or will at any time make any contributions, payments or gifts to or for the private use of any governmental official, employee or agent where either the payment or the purpose of such contribution, payment or gift is illegal under the applicable laws of the United States or the jurisdiction in which made or any other applicable jurisdiction, (b) has established or maintained or will at any time establish or maintain any unrecorded fund or asset for any purpose or made any false or artificial entries on its books, (c) has made or will at any time make any payments to any Person with the intention that any part of such payment was to be used for any purpose other than that described in the documents supporting the payment, or (d) has engaged in or will at any time engage in any “trading with the enemy” or other transactions violating any rules or regulations of the Office of Foreign Assets Control or any similar applicable laws, rules or regulations.

5.23 [Reserved].

5.24 [Reserved].

5.25 Negative Covenants. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries (other than any Railcar Leasing Subsidiary) to, without Lender’s prior written consent:

(a)
Create, incur, assume or suffer to exist any Indebtedness, except for Permitted Indebtedness.
(b)
Create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, except for Permitted Liens.
(c)
Enter into any merger, acquisition, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its Property or business (whether now owned or hereafter acquired) or less than all of the Equity Interests of any Subsidiary (except to qualified directors if required by law), except that:
(i)
so long as no Default or Event of Default exists or would result therefrom, any Loan Party may be merged, amalgamated or consolidated with or into FCNA or any Borrower (provided that FCNA or a Borrower shall be the continuing or surviving corporation or simultaneously with such merger, amalgamation or consolidation, the continuing or surviving Person shall become a Loan Party and the Borrowers shall comply with Section 3.3 in connection therewith);
(ii)
any Subsidiary that is not a Loan Party may merge, amalgamate or consolidate with or into any other Subsidiary that is not a Loan Party;
(iii)
any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to Holdings or any Loan Party;
(iv)
any Subsidiary that is not a Loan Party may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to any other Subsidiary that is not a Loan Party;

(v)
so long as no Default or Event of Default exists or would result therefrom, any Disposition permitted by Section 5.25(d) and any merger, amalgamation, consolidation, dissolution, liquidation, investment or Disposition the purpose of which is to effect a Disposition permitted by Section 5.25(d) may be consummated;
(vi)
Holdings and its Subsidiaries may consummate the Transactions as contemplated by, and in compliance with, the Loan Documents;
(vii)
Holdings and its Subsidiaries may consummate the Shoals Facility Lease Termination;
(viii)
Holdings and its Subsidiaries may consummate the Mexico JV Transaction as contemplated by, and in compliance with, the Mexico JV Acquisition Agreement; and
(ix)
any Subsidiary may liquidate or dissolve if (i) FCNA determines in good faith that such liquidation or dissolution is in the best interest of FCNA and the Subsidiaries and is not materially disadvantageous to the Lender and (ii) if such Subsidiary is a Loan Party, any assets or business of such Subsidiary not otherwise disposed of or transferred in accordance with this Section 5.25(c) and Section 5.25(d) or, in the case of any such business, discontinued, shall be transferred to, or otherwise owned or conducted by, a Loan Party after giving effect to such liquidation or dissolution.
(d)
Dispose of any of its Property (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any Equity Interests of such Subsidiary to any Person, except for Permitted Asset Dispositions.
(e)
Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that so long as no Default or Event of Default shall have occurred and be continuing at the time of any action described below or would result therefrom:
(i)
FCNA or any Subsidiary may make Restricted Payments to another Loan Party;
(ii)
FCNA or any Subsidiary may make Restricted Payments to Holdings, the proceeds of which will be used to pay the Tax Distribution Amount or any Parent Expenses;
(iii)
Holdings may declare and make Restricted Payments on any class of Equity Interests of Holdings payable solely in the form of Qualified Equity Interests of Holdings;
(iv)
FCNA or any Subsidiary may make Restricted Payments to, directly or indirectly, purchase the Equity Interests of Holdings from present or former officers, directors, consultants, agents or employees (or their estates, trusts, family members or former spouses) of Holdings or any Subsidiary upon the death, disability, retirement or termination of the applicable officer, director, consultant, agent or employee; provided that the aggregate amount of payments under this Section 5.25(e)(vi) shall not exceed $1,000,000 in any calendar year; provided, further, that such amount in any calendar year may be increased by an amount not to exceed the sum of:

(A) the net cash proceeds received from key man life insurance policies received by Holdings or any Subsidiary; plus

(B) to the extent contributed to FCNA as common equity, the net cash proceeds from the sale of Equity Interests (other than Disqualified Equity Interests) of Holdings to directors, consultants, officers or employees of Holdings, FCNA or any Subsidiary in connection with permitted employee compensation and incentive arrangements, to the extent the net cash proceeds from the sale of such Equity Interests have not otherwise been applied for another purpose; minus

(C) the amount of any Restricted Payments previously made with the net cash proceeds described in the foregoing clauses (A) and (B);

(v)
non-cash repurchases of Equity Interests of Holdings deemed to occur upon exercise of stock options or warrants or the settlement or vesting of other equity awards if such Equity Interests represent a portion of the exercise price of such options or warrants or similar equity incentive awards;
(vi)
FCNA or any Subsidiary may make Restricted Payments to consummate the Transactions;
(vii)
FCNA may make Restricted Payments to allow Holdings to make cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of any such Person;
(viii)
to the extent constituting Restricted Payments, FCNA or any Subsidiary may enter into and consummate transactions expressly permitted by any provision of Section 5.25(c), Section 5.25(d) (other than clause (o) in the definition of Permitted Asset Dispositions) and Section 5.25(h) (other than 5.25(h)(ii));
(ix)
to the extent constituting Restricted Payments, the Borrower may make Investments permitted by clause (v) of the definition of Permitted Investments;
(x)
to the extent constituting Restricted Payments, FCNA may make (i) payments to the Mexico Facility Landlord in accordance with the Mexico Facility Lease, including any security deposits required thereby and (ii) payments including, without limitation, royalty payments made to the Gil Family in connection with the Mexico JV Transaction;
(xi)
any non-Wholly Owned Subsidiary may declare and pay cash dividends to its equity holders generally so long as Holdings, FCNA or the applicable Subsidiary which owns the Equity Interests in the Subsidiary paying such dividend receives at least its proportional share thereof (based upon its relative holding of the class of Equity Interests in the Subsidiary paying such dividends); and
(xii)
Holdings may issue the Warrants to the Term Debt Lenders or any of their Affiliates and may issue Common Stock upon exercise of the Warrants.

Any loan or advance made by FCNA to Holdings pursuant to clause (s) of the definition of Permitted Investments shall be in lieu of, and shall correspondingly reduce, the amount of the applicable Restricted Payment that FCNA would otherwise have been permitted to make pursuant to the applicable clause of this Section 5.25(e).

(f)
Make or hold, directly or indirectly, any Investments, except for Permitted Investments.
(g)
(i) Make or offer to make (or give any notice in respect thereof) any payment, prepayment, repurchase or redemption of, or voluntarily or optionally defease, or otherwise satisfy prior to the scheduled maturity thereof in any manner, any Junior Indebtedness, or segregate funds for any such payment, prepayment, repurchase, redemption or defeasance, except (A) any Permitted Refinancing Debt in respect thereof and (B) FCNA or any Subsidiary may convert any Junior Indebtedness to Qualified Equity Interests of Holdings; (ii) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, (A) any of the terms of the Term Debt Documents other than in accordance with the Intercreditor Agreement or (B) any of the terms of any Junior Indebtedness, other than any such amendment, modification, waiver, change or consent which is not, and could not reasonably be expected to be, adverse in any material respect to the interests of the Lender; (iii) amend, restate, supplement or otherwise modify any of its Organic Documents or any agreement to which it is a party with respect to its Equity Interests (including any stockholders’ agreement), or enter into any new agreement with respect to its Equity Interests, other than any such amendments, modifications or changes or such new agreements which are not, and could not be expected to be, in exercise of Lender’s Permitted Discretion, adverse in any material respect to the interests of the Lender; or (iv) make any prepayment of the Second Amendment Loans (as defined in the Term Debt Loan Agreement) unless Repayment Liquidity of Borrowers is at least $20,000,000 after giving effect to such prepayment.
(h)
Enter into, directly or indirectly, any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate of Holdings or any Subsidiary (other than between or among Loan Parties), unless such transaction is (i) otherwise not prohibited under this Agreement and (ii) upon fair and reasonable terms no less favorable to Holdings or such Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate, except that the following shall be permitted:
(i)
the Transactions as contemplated by, and in accordance with, the Loan Documents;
(ii)
Restricted Payments permitted under Section 5.25(e) (other than Section 5.25(e)(viii));
(iii)
Investments permitted under Section 5.25(f);

(iv)
employment and severance arrangements between Holdings, FCNA and their Subsidiaries and their respective officers and employees in the ordinary course of business and transactions pursuant to stock option plans, stock incentive plans and employee benefit plans and arrangements in the ordinary course of business;
(v)
payment of reasonable and customary director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and indemnification arrangements, in each case approved by the board of directors (or equivalent governing body) of Holdings, FCNA or any Subsidiary, as applicable;
(vi)
payments to or from, and transactions with, joint ventures (to the extent any such joint venture is an Affiliate solely as a result of Investments by Holdings or any Subsidiary in such joint venture) in the ordinary course of business to the extent otherwise permitted under Section 5.25(f);
(vii)
[reserved];
(viii)
payments to the Mexico Facility Landlord made pursuant to the Mexico Facility Lease, including any security deposits required thereby;
(ix)
payments, including, without limitation, royalty payments, made to the Gil Family in connection with the Mexico JV Transaction; and
(x)
transactions with Affiliates pursuant to agreements, instruments or arrangements in existence on the Closing Date and set forth in Section 21 of the Information Certificate or any amendment thereto to the extent such an amendment is not adverse to the Lender in any material respect.

For the avoidance of doubt, this Section 5.25(h) shall not apply to employment, bonus, retention and severance arrangements with, and payments of compensation or benefits to or for the benefit of, current or former employees, consultants, officers or directors of Holdings and its Subsidiaries in the ordinary course of business. For purposes of this Section 5.25(h), any transaction with any Affiliate shall be deemed to have satisfied the standard set forth in clause (ii) of the first sentence of this Section 5.25(h) if such transaction is approved by a majority of the Disinterested Directors of the board of directors (or equivalent governing body) of Holdings or such Subsidiary, as applicable. “Disinterested Director” shall mean, with respect to any Person and transaction, a member of the board of directors (or equivalent governing body) of such Person who does not have any material direct or indirect financial interest in or with respect to such transaction.

(i)
Enter into any arrangement, directly or indirectly, with any Person whereby it shall Dispose of any Property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such Property or other Property which it intends to use for substantially the same purpose or purposes as the Property being sold or transferred (any such transaction, a “Sale and Leaseback”), unless (i) the Disposition of such Property is entered into in the ordinary course of business and is made for cash consideration in an amount not less than the fair market value of such Property, (ii) the Disposition of such Property is permitted by 5.25(d) and is consummated within 10 Business Days after the date on which such Property is sold or transferred, (iii) any Liens arising in connection therewith are permitted under Section 5.25(b), and (iv) such Sale and Leaseback would be permitted under 5.25(a), assuming the Attributable Indebtedness with respect to such Sale and Leaseback constituted Indebtedness under Section 5.25(a).
(j)
Permit the fiscal year of Holdings to end on a day other than December 31 or change Holdings’ method of determining fiscal quarters.
(k)
Enter into or suffer to exist or become effective any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of its properties or revenues, whether now owned or hereafter acquired, to secure the Obligations or (b) the ability of any Subsidiary to (i) make Restricted Payments in respect of any Equity Interests of such Subsidiary held by, or pay any Indebtedness owed to, FCNA or any other Subsidiary, (ii) make loans or advances to, or other Investments in, Holdings, FCNA or any other Subsidiary or (iii) transfer any of its properties to Holdings, FCNA or any other Subsidiary, except for any such restrictions that:
(i)
exist under this Agreement and the other Loan Documents;
(ii)
(x) exist on the date hereof and (to the extent not otherwise permitted by this Section 5.25(k)) are listed on Section 49 of the Information Certificate and (y) to the extent restrictions permitted by clause (x) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any Permitted Refinancing Debt in respect thereof, so long as such restrictions are not (taken as a whole) materially less favorable to the Lender than those in the original Indebtedness;
(iii)
are binding on a Subsidiary at the time such Subsidiary first becomes a Subsidiary, so long as such restrictions were not entered into solely in contemplation of such Person becoming a Subsidiary;
(iv)
are customary restrictions and conditions contained in any agreement relating to any Disposition permitted by Section 5.25(d) pending the consummation of such Disposition; provided that such restrictions and conditions apply only to the property that is the subject of such Disposition and not to the proceeds to be received by any of the Subsidiaries in connection with such Disposition;
(v)
are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 5.25(f) and applicable solely to such joint venture;
(vi)
are restrictions on Liens in favor of any holder of Indebtedness permitted under clause (iii) of the definition of Permitted Indebtedness (solely to the extent such restriction relates to assets the acquisition, construction, repair, replacement, lease or improvement of which was financed by such Indebtedness);
(vii)
are customary restrictions in leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate solely to the assets subject thereto;

(viii)
are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of FCNA or any Subsidiary;
(ix)
are customary provisions restricting assignment or transfer of any agreement entered into in the ordinary course of business;
(x)
exist under the Term Debt Documents or the Mexican ABL Credit Facility; and
(xi)
are amendments, modifications, restatements, refinancings or renewals of the agreements, contracts or instruments referred to in 5.25(k)(i) through Section 5.25(x) above; provided that such amendments, modifications, restatements, refinancings or renewals, taken as a whole, are not materially more restrictive with respect to such encumbrances and restrictions than those contained in such predecessor agreements, contracts or instruments.
(l)
Enter into any material line of business, except for those lines of business in which Holdings and its Subsidiaries are engaged on the Closing Date or that are reasonably related thereto or are reasonable extensions thereof.
(m)
In the case of Holdings, notwithstanding anything to the contrary in this Agreement or any other Loan Document:
(i)
conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations or own any assets other than (i) its ownership of the Equity Interests of its Subsidiaries and activities incidental thereto and Investments by or in Holdings permitted hereunder and activities incidental thereto, (ii) activities incidental to the maintenance of its existence and compliance with applicable laws and legal, tax and accounting matters related thereto and activities relating to its employees, (iii) activities relating to the performance of obligations under the Loan Documents and the documentation governing other permitted Indebtedness to which it is a party, (iv) the making of Restricted Payments permitted to be made by Holdings pursuant to Section 5.25(e), (v) the receipt of Restricted Payments permitted to be made to Holdings under Section 5.25(e), (vi) activities related to the Transactions and in connection with the Loan Documents, (vii) participating in tax, accounting and other administrative matters as a member of the consolidated group of Holdings and FCNA, (viii) holding any other property received by it as a distribution from any of its Subsidiaries and making further distributions with such property, (ix) providing indemnification to officers, managers and directors, (x) holding director and shareholder meetings, preparing organizational records and other organizational activities required to maintain its separate organizational structure or to comply with applicable law, (xi) filing tax reports and paying taxes and other customary obligations related thereto in the ordinary course (and contesting any taxes), (xii) entering into and performance of obligations with respect to contracts and other arrangements in connection with the activities contemplated by this Section 5.25(m), (xiii) the preparation of reports to any Governmental Authority and to its shareholders, (xiv) the performance of obligations under and compliance with its organizational documents, any demands or requests from or requirements of a Governmental Authority or any applicable law, ordinance, regulation, rule, order, judgment, decree or permit, including as a result of or in connection with the activities of its Subsidiaries; (xv) any activities incidental to the foregoing or customary for passive holding companies; and

(xvi) transactions pursuant to agreements, instruments or arrangements in existence on the Closing Date and set forth in Schedule 5.25(m); or
(ii)
incur, create, assume or suffer to exist any Indebtedness or other liabilities or financial obligations, except (i) the Obligations, (ii) Guarantee Obligations in respect of Indebtedness incurred under Section 5.25(a)(iv), (iii) Indebtedness specifically permitted to be incurred by Holdings under Section 5.25(a), (iv) obligations with respect to its Equity Interests, (v) non-consensual obligations imposed by operation of law, and (vi) obligations pursuant to agreements, instruments or arrangements in existence on the Closing Date and set forth in Schedule 5.25(m).

5.26 Financial Covenants. Each Loan Party shall comply with the Financial Covenants described on Schedule E.

5.27 Employee and Labor Matters. There is (a) no unfair labor practice complaint pending or, to the knowledge of any Borrower, threatened against any Loan Party or its Subsidiaries before any Governmental Authority and no grievance or arbitration proceeding pending or, to the knowledge of any Borrower, threatened against any Loan Party or its Subsidiaries which arises out of or under any collective bargaining agreement and that could reasonably be expected to result in a material liability, or (b) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or threatened in writing against any Loan Party or its Subsidiaries that could reasonably be expected to result in a material liability. None of any Loan Party or its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or similar state law, which remains unpaid or unsatisfied. The hours worked and payments made to employees of each Loan Party and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements except to the extent that such violation would not reasonably be expected to result in a material liability. All material payments due from any Loan Party or its Subsidiaries on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of Borrowers, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a material liability.

5.28 Post Closing Matters. Loan Parties shall execute and deliver the documents and take such actions (or cause such actions to be taken by other Persons) as are set forth in the section labeled “Post Closing Deliverables and Covenants” on Exhibit B, in each case, on or prior to the deadlines specified on Exhibit B (or such later dates as Lender may agree in its sole discretion).

6.
RELEASE, LIMITATION OF LIABILITY AND INDEMNITY.

6.1 Release. Each Borrower and each other Loan Party on behalf of itself and its successors, assigns, heirs, and other legal representatives, hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges Lender and any and all Participants, their successors and assigns, their Affiliates, their respective directors, officers, employees, attorneys and agents and any other Person affiliated with or representing Lender (the “Released Parties”) of and from any and all liability, including all actual or potential claims, demands or causes of action of any kind, nature or description whatsoever, whether arising in law or equity or under contract or tort or under any state or federal law or otherwise which each Borrower or any Loan Party or any of their successors, assigns, or other legal representatives has had, now has or has made claim to have against any of the Released Parties for or by reason of any act, omission, matter, cause or thing whatsoever, including any liability arising from acts or omissions pertaining to the transactions contemplated by this Agreement and the other Loan Documents, whether based on errors of judgment or mistake of law or fact, from the beginning of time to and including the Closing Date, whether such claims, demands and causes of action are matured or known or unknown (except any liability arising (x) solely as the result of the gross negligence, or willful misconduct of such Released Parties, as finally determined by a court of competent jurisdiction (y) arise out of any dispute solely among Released Parties (other than any claims against a Released Party in its capacity or in fulfilling its role as an agent or arranger or any similar role hereunder or under any other Loan Document and other than any claims arising out of any act or omission of any Loan Party or any of its Affiliates) or (z) arise out of any material breach by a Released Party of its obligations hereunder or under any other Loan Document) as determined in a non-appealable decision of a court of competent jurisdiction. Notwithstanding any provision in this Agreement to the contrary, this Section 6.1 shall remain operative even after the Termination Date and shall survive the payment in full of all of the Loans. Such release is made on the date hereof and remade upon each request for a Loan or Letter of Credit by Borrowers. This Section 6.1 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc., arising from any non-Tax claim.

6.2 Limitation of Liability. In no circumstance will any of the Loan Parties or the Released Parties be liable for lost profits or other special, punitive, or consequential damages. Notwithstanding any provision in this Agreement to the contrary, this Section 6.2 shall remain operative even after the Termination Date and shall survive the payment in full of all of the Loans.

6.3 Indemnity/Currency Indemnity.

(a)
Each Loan Party hereby agrees to indemnify the Released Parties and hold them harmless from and against any and all claims, debts, liabilities, losses, demands, obligations, actions, causes of action, fines, penalties, costs and expenses (including attorneys’ fees and consultants’ fees), of every nature, character and description (including, without limitation, natural resources damages, property damage and claims for personal injury), which the Released Parties may sustain or incur based upon or arising out of any of the transactions contemplated by this Agreement or any other Loan Documents or any of the Obligations, including any transactions or occurrences relating to the issuance of any Letter of Credit, any Collateral relating thereto, any drafts thereunder and any errors or omissions relating thereto (including, without limitation, any loss or claim due to any action or inaction taken by the issuer of any Letter of Credit or Lender) (and for this purpose any charges to Lender by any issuer of Letters of Credit shall be conclusive as to their appropriateness and may be charged to the Loan Account), or any breach of any covenant or representation or warranty relating to any environmental and health and safety laws or an environmental release by any Loan Party (except any such amounts sustained or incurred solely as the result of the gross negligence or willful misconduct of such Released Parties, as finally determined by a court of competent jurisdiction). Notwithstanding any provision in this Agreement to the contrary, this Section 6.3 shall remain operative even after the Termination Date and shall survive the payment in full of all of the Obligations. This Section 6.3 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc., arising from any non-Tax claim.

(b)
If, for the purposes of obtaining or enforcing judgment in any court in any jurisdiction with respect to this Agreement or any Loan Document, it becomes necessary to convert into the currency of such jurisdiction (the “Judgment Currency”) any amount due under this Agreement or under any Loan Document in any currency other than the Judgment Currency (the “Currency Due”) (or for the purposes of Section 1.7(d)), then, to the extent permitted by law, conversion shall be made at the exchange rate reasonably selected by Lender on the Business Day before the day on which judgment is given (or for the purposes of Section 1.7(d), on the Business Day on which the payment was received by the Lender). In the event that there is a change in such exchange rate between the Business Day before the day on which the judgment is given and the date of receipt by the Lender of the amount due, each Loan Party shall to the extent permitted by law, on the date of receipt by Lender, pay such additional amounts, if any, or be entitled to receive reimbursement of such amount, if any as may be necessary to ensure that the amount received by Lender on such date is the amount in the Judgment Currency which (when converted at such exchange rate on the date of receipt by Lender in accordance with normal banking procedures in the relevant jurisdiction) is the amount then due under this Agreement or such Loan Document in the Currency Due. If the amount of the Currency Due (including any Currency Due for purposes of Section 1.7(c)) which the Lender is so able to purchase is less than the amount of the Currency Due (including any Currency Due for purposes of Section 1.7(c)) originally due to it, each Loan Party shall to the extent permitted by law jointly and severally indemnify and save Lender harmless from and against loss or damage arising as a result of such deficiency.
7.
EVENTS OF DEFAULT AND REMEDIES.

7.1 Events of Default. The occurrence of any of the following events shall constitute an “Event of Default”:

(a)
if any warranty, representation, statement, report or certificate made or delivered to Lender by or on behalf of any Loan Party is untrue or misleading in any material respect;
(b)
if any Loan Party fails to pay to Lender, (i) when due, any principal payment required under this Agreement or any other Loan Document, (ii) within one (1) Business Day when due, any interest payment required under this Agreement or any other Loan Document or (iii) within three (3) Business Days when due, any other monetary Obligation;
(c)
(1) if any Loan Party defaults in the due observance or performance of any covenant, condition or agreement contained in Section 3.2, 4.1, 4.6(a), 4.7, 4.8, 5.13, 5.14, 5.15(a), 5.15(b), 5.15(c), 5.15(d), 5.15(h), 5.25, 5.26 or 5.28 of this Agreement;
(2)
if any Loan Party defaults in the due observance or performance of any covenant, condition or agreement contained in Section 5.15(e), 5.15(f), 5.15(g) or 5.15(i) of this Agreement, and the continuance of such default unremedied for a period of fifteen (15) days; or
(3)
if any Loan Party defaults in the due observance or performance of any covenant, condition or agreement contained in any provision of this

Agreement or any other Loan Document and not addressed in clauses Sections 7.1(a), (b) or (c)(1), and the continuance of such default unremedied for a period of thirty (30) days;
(d)
(d) one or more judgments shall be rendered against any Loan Party and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of any Loan Party to enforce any such judgment and such judgment either (i) is for the payment of money in an aggregate amount in excess of $2,500,000 (to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) or (ii) is for injunctive relief and could reasonably be expected to result in a Material Adverse Effect;
(e)
(i) any Loan Party shall (A) fail to pay any principal or interest, regardless of amount, due in respect of any Material Indebtedness (other than the Obligations and the Term Debt Permitted Indebtedness), when and as the same shall become due and payable beyond any applicable grace period in respect thereof; or (B) fail to observe or perform any other term, covenant, agreement or condition relating to any Material Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holders or beneficiaries of such Material Indebtedness (or a trustee or agent on behalf of such holders or beneficiaries) to cause, with or without the giving of notice, the lapse of time or both, such Material Indebtedness to become due prior to its stated maturity or become subject to a mandatory offer to purchase by the obligor; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined, or as such comparable term may be used and defined, in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which any Loan Party is the “Defaulting Party” (as defined, or as such comparable term may be used and defined, in such Swap Contract) or (B) any “Termination Event” (as defined, or as such comparable term may be used and defined, in such Swap Contract) under such Swap Contract as to which any Loan Party is an Affected Party (as defined, or as such comparable term may be used and defined, in such Swap Contract) and, in either event, the Swap Termination Value owed by any Loan Party as a result thereof is greater than $5,000,000;
(f)
if any Loan Party shall apply for or consent to the appointment of a receiver, trustee, custodian or liquidator of it or any of its properties, admit in writing its inability to pay its debts as they mature, make a general assignment for the benefit of creditors, be adjudicated as bankrupt or insolvent or be the subject of an order for relief under the Bankruptcy Code or under any bankruptcy or insolvency law of a foreign jurisdiction, or file a voluntary petition in bankruptcy, or a petition or an answer seeking reorganization or an arrangement with creditors or to take advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute, or an answer admitting the material allegations of a petition filed against it in any proceeding under any such law, or take or permit to be taken any action in furtherance of or for the purpose of effecting any of the foregoing;
(g)
the commencement of an involuntary case or other proceeding against any Loan Party seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar applicable law or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property and the same is not dismissed within sixty (60) days, or if an order for relief is entered against any Loan Party under any bankruptcy insolvency or other similar applicable law as now or hereafter in effect;
(h)
the actual or attempted revocation or termination of, or limitation or denial of liability under, any guaranty of any of the Obligations, or any security document securing any of the Obligations, by any Loan Party;
(i)
if there is any actual indictment or conviction of any Borrower, any Guarantor or any of their respective Senior Officers under any criminal statute in each case related to a felony committed in the direct conduct of any Borrower’s, or such Guarantor’s business, as applicable, and such Senior Officer is not removed and replaced within sixty (60) days;
(j)
if Holdings shall cease to directly own and control 100% of each class of the outstanding Equity Interests of FCNA, (ii) (i) if FCNA shall cease to directly own and control 100% of each class of the outstanding Equity Interests of JAC or (iii) if any Borrower shall cease to, directly or indirectly, own and control 100% of each class of the outstanding Equity Interests of each other Loan Party;
(k)
if any Lien purported to be created by any Loan Document shall cease to be a valid perfected first priority Lien (subject only to any priority accorded by law to Permitted Liens) on any material portion of the Collateral for any reason other than (x) as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents or (y) as a result of the Lender’s failure to maintain possession of any stock certificates or other instruments delivered to it under the Loan Documents, or any Loan Party shall assert in writing that any Lien purported to be created by any Loan Document is not a valid perfected first priority lien (subject only to any priority accorded by law to Permitted Liens) on the assets or properties purported to be covered thereby (other than, solely with respect to perfection, any Excluded Perfection Assets or otherwise provided for in the Intercreditor Agreement);
(l)
if any of the Loan Documents shall cease to be in full force and effect (other than as a result of the discharge thereof in accordance with the terms thereof or by written agreement of all parties thereto);
(m)
(i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect, or (ii) the existence of any Lien under Section 430(k) or Section 6321 of the Code or Section 303(k) or Section 4068 of ERISA on any assets of a Loan Party or any ERISA Affiliate;
(n)
an “Event of Default” (as defined in the Term Debt Loan Agreement) has occurred under the Term Debt Loan Documents, which “Event of Default” shall not have been cured or waived within any applicable grace period;
(o)
at any time after the execution and delivery thereof, the Intercreditor Agreement shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared null and void;

(p)
at any time after the execution and delivery thereof, the Standby Letter of Credit shall cease to be in full force and effect for any reason, including, without limitation, the expiration thereof, or shall be declared null and void;
(q)
if the Equity Interests of any Borrower that are listed on the Nasdaq as of the Closing Date are delisted from the Nasdaq at any time thereafter; or
(r)
(x) the credit rating of Wells Fargo Bank, National Association (the “LC Issuer”) falls below Investment Grade; (y) there is any adverse change in the rating outlook of such LC Issuer, whether changed to stable, negative, credit-watch developing, credit watch or otherwise, or (z) LC Issuer shall fail to meet the requirements of a “well capitalized” insured depository institution or any similar standard concerning capital adequacy, in each case as promulgated from time to time by any applicable governmental authority, including the Basel Committee on Banking Supervision (or any successor or similar authority) and any applicable regulatory authority, and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith.

7.2 Remedies with Respect to Lending Commitments/Acceleration/Etc.. Upon the occurrence and during the continuance of an Event of Default Lender may, in Lender’s sole discretion (a) terminate all or any portion of its commitment to lend to or extend credit to Borrowers under this Agreement and/or any other Loan Document, without prior notice to any Loan Party, and/or (b) demand payment in full of all or any portion of the Obligations (whether or not payable on demand prior to such Event of Default), together with the Early Payment/Termination Premium in the amount specified in Schedule C, and demand that the Letters of Credit be cash collateralized in the manner described in Section 1.7(c) and/or (c) take any and all other and further actions and avail itself of any and all rights and remedies available to Lender under this Agreement, any other Loan Document, under law and/or in equity including, without limitation, drawing under the Standby Letter of Credit. Notwithstanding the foregoing sentence, upon the occurrence of any Event of Default described in Section 7.1(f) or Section 7.1(g), without notice, demand or other action by Lender all of the Obligations (including without limitation the Early Payment/Termination Premium in the amount specified in the Fee Letter) shall immediately become due and payable whether or not payable on demand prior to such Event of Default. For the avoidance of doubt, Lender shall not have any right to draw on the Standby Letter of Credit unless an Event of Default has occurred and is continuing.

7.3 Remedies with Respect to Collateral. Without limiting any rights or remedies Lender may have pursuant to this Agreement, the other Loan Documents, under applicable law or otherwise, upon the occurrence and during the continuance of an Event of Default:

(a)
Any and All Remedies. Lender may take any and all actions and avail itself of any and all rights and remedies available to Lender under this Agreement, any other Loan Document, under law or in equity, and the rights and remedies herein and therein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable law or otherwise.
(b)
Collections; Modifications of Terms. Lender may but shall be under no obligation to (i) notify all appropriate parties that the Collateral, or any part thereof, has been assigned to Lender; (ii) demand, sue for, collect and give receipts for and take all necessary or desirable steps to collect any Collateral or Proceeds in its or any Loan Party’s name, and apply any such collections against the Obligations as Lender may elect; (iii) take control of any Collateral and any cash and non-cash Proceeds of any Collateral; (iv) enforce, compromise, extend, renew settle or discharge any rights or benefits of each Loan Party with respect to or in and to any Collateral, or deal with the Collateral as Lender may deem advisable; and (v) make any compromises, exchanges, substitutions or surrenders of Collateral Lender deems necessary or proper in its reasonable discretion, including extending the time of payment, permitting payment in installments, or otherwise modifying the terms or rights relating to any of the Collateral, all of which may be effected without notice to, consent of, or any other action of any Loan Party and without otherwise discharging or affecting the Obligations, the Collateral or the security interests granted to Lender under this Agreement or any other Loan Document.
(c)
Insurance. Lender may file proofs of loss and claim with respect to any of the Collateral with the appropriate insurer, and may endorse in its own and each Loan Party’s name any checks or drafts constituting Proceeds of insurance. Any Proceeds of insurance received by Lender may be applied by Lender against payment of all or any portion of the Obligations as Lender may elect in its reasonable discretion.
(d)
Possession and Assembly of Collateral. Lender may take possession of the Collateral. Upon Lender’s request and subject to the Intercreditor Agreement, each Loan Party shall assemble the Collateral and make it available to Lender at a place or places to be designated by Lender.
(e)
Set-off. Lender may and without any notice to, consent of or any other action by any Loan Party (such notice, consent or other action being expressly waived), set-off or apply (i) any and all deposits (general or special, time or demand, provisional or final) at any time held by or for the account of Lender or any Affiliate of Lender, and/or (ii) any Indebtedness at any time owing by Lender or any Affiliate of Lender or any Participant in the Loans to or for the credit or the account of any Loan Party, to the repayment of the Obligations irrespective of whether any demand for payment of the Obligations has been made.
(f)
Disposition of Collateral.
(i)
Sale, Lease, etc. of Collateral. Lender may, without demand, advertising or notice, all of which each Loan Party hereby waives (except as the same may be required by the UCC or other applicable law and is not waivable under the UCC or such other applicable law), at any time or times in one or more public or private sales or other dispositions, for cash, on credit or otherwise, at such prices and upon such terms as determined by Lender (provided such price and terms are commercially reasonable within the meaning of the UCC to the extent such sale or other disposition is subject to the UCC requirements that such sale or other disposition must be commercially reasonable) (A) sell, lease, license or otherwise dispose of any and all Collateral, and/or (B) deliver and grant options to a third party to purchase, lease, license or otherwise dispose of any and all Collateral. Lender may sell, lease, license or otherwise dispose of any Collateral in its then-present condition or following any preparation or processing deemed necessary by Lender in its reasonable discretion. Lender may be the purchaser at any such public or private sale or other disposition of Collateral, and in such case Lender may make payment of all or any portion of the purchase price therefor by the application of all or any portion of the Obligations due to

Lender to the purchase price payable in connection with such sale or disposition. Lender may, if it deems it reasonable, postpone or adjourn any sale or other disposition of any Collateral from time to time by an announcement at the time and place of the sale or disposition to be so postponed or adjourned without being required to give a new notice of sale or disposition; provided, however, that Lender shall provide the applicable Loan Party with written notice of the time and place of such postponed or adjourned sale or disposition. Each Loan Party hereby acknowledges and agrees that Lender’s compliance with any requirements of applicable law in connection with a sale, lease, license or other disposition of Collateral will not be considered to adversely affect the commercial reasonableness of any sale, lease, license or other disposition of such Collateral.
(ii)
Deficiency. Each Loan Party shall remain liable for all amounts of the Obligations remaining unpaid as a result of any deficiency of the Proceeds of the sale, lease, license or other disposition of Collateral after such Proceeds are applied to the Obligations as provided in this Agreement.
(iii)
Warranties; Sales on Credit. Lender may sell, lease, license or otherwise dispose of the Collateral without giving any warranties and may specifically disclaim any and all warranties, including but not limited to warranties of title, possession, merchantability and fitness. Each Loan Party hereby acknowledges and agrees that Lender’s disclaimer of any and all warranties in connection with a sale, lease, license or other disposition of Collateral will not be considered to adversely affect the commercial reasonableness of any such disposition of the Collateral. If Lender sells, leases, licenses or otherwise disposes of any of the Collateral on credit, Borrowers will be credited only with payments actually made in cash by the recipient of such Collateral and received by Lender and applied to the Obligations. If any Person fails to pay for Collateral acquired pursuant to this Section 7.3(f) on credit, Lender may re-offer the Collateral for sale, lease, license or other disposition.
(g)
[Reserved].
(h)
Election of Remedies. Lender shall have the right in Lender’s sole discretion to determine which rights, security, Liens and/or remedies Lender may at any time pursue, foreclose upon, relinquish, subordinate, modify or take any other action with respect to, without in any way impairing, modifying or affecting any of Lender’s other rights, security, Liens or remedies with respect to such Property, or any of Lender’s rights or remedies under this Agreement or any other Loan Document.
(i)
Lender’s Obligations. Each Loan Party agrees that Lender shall not have any obligation to preserve rights to any Collateral against prior parties or to marshal any Collateral of any kind for the benefit of any other creditor of any Loan Party or any other Person. Lender shall not be responsible to any Loan Party or any other Person for loss or damage resulting from Lender’s failure to enforce its Liens or collect any Collateral or Proceeds or any monies due or to become due under the Obligations or any other liability or obligation of any Loan Party to Lender.
(j)
Waiver of Rights by Loan Parties. Except as otherwise expressly provided for in this Agreement or by non-waivable applicable law, each Loan Party waives: (i) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Lender on which any Loan Party may in any way be liable, and hereby ratifies and confirms whatever Lender may do in this regard, (ii) all rights to notice and a hearing prior to Lender’s taking possession or control of, or to Lender’s replevy, attachment or levy upon, the Collateral or any bond or security which might be required by any court prior to allowing Lender to exercise any of its remedies and (iii) the benefit of all valuation, appraisal, marshalling and exemption laws.
8.
LOAN GUARANTY.

8.1 Guaranty. Each Guarantor hereby agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to Lender, the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, all of the Obligations and all costs and expenses, including all court costs and attorneys’ and paralegals’ fees (including allocated costs of in-house counsel and paralegals) and expenses paid or incurred by Lender in endeavoring to collect all or any part of the Obligations from, or in prosecuting any action against, any Borrower, any Guarantor of all or any part of the Obligations (and such costs and expenses paid or incurred shall be deemed to be included in the Obligations). Each Guarantor further agrees that the Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. All terms of this Loan Guaranty apply to and may be enforced by or on behalf of any branch or Affiliate of Lender that extended any portion of the Obligations.

8.2 Guaranty of Payment. This Loan Guaranty is a guaranty of payment and not of collection. Each Guarantor waives any right to require Lender to sue or otherwise take action against any Borrower, any other Guarantor, or any other Person obligated for all or any part of the Obligations, or otherwise to enforce its payment against any Collateral securing all or any part of the Obligations.

8.3 No Discharge or Diminishment of Loan Guaranty.

(a)
Except as otherwise expressly provided for herein, the obligations of each Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the payment in full in cash of all of the Obligations), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or compromise of any of the Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of any Borrower or any other Guarantor; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Borrower or any other Guarantor, or their assets or any resulting release or discharge of any obligation of any Borrower or any other Guarantor; or (iv) the existence of any claim, setoff or other rights which any Guarantor may have at any time against any Borrower, any other Guarantor, Lender, or any other Person, whether in connection herewith or in any unrelated transactions.
(b)
The obligations of each Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, or unenforceability of any of the Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Borrower or any other Guarantor, of the Obligations or any part thereof.
(c)
Further, the obligations of any Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Obligations; (iii) any release, non-perfection, or invalidity of any indirect or direct security for all or any part of the Obligations or all or any part of any obligations of any Guarantor; (iv) any action or failure to act by Lender with respect to any Collateral; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Guarantor or that would otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than the payment in full in cash of all of the Obligations).

8.4 Defenses Waived. To the fullest extent permitted by applicable law, each Guarantor hereby waives any defense based on or arising out of any defense of any Guarantor or the unenforceability of all or any part of the Obligations from any cause, or the cessation from any cause of the liability of any Guarantor, other than the payment in full in cash of all of the Obligations. Without limiting the generality of the foregoing, each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Borrower, or any other Person. Each Guarantor confirms that it is not a surety under any state law and shall not raise any such law as a defense to its obligations hereunder. Lender may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any Collateral, compromise or adjust any part of the Obligations, make any other accommodation with any Borrower or any other Guarantor or exercise any other right or remedy available to it against any Borrower or any other Guarantor, without affecting or impairing in any way the liability of any Guarantor under this Loan Guaranty except to the extent the Obligations have been fully paid in cash. To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any Borrower or any other Guarantor or any security.

8.5 Rights of Subrogation. No Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification that it has against any Borrower or any other Guarantor, or any Collateral, until the Termination Date.

8.6 Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of any Borrower or any other Person, or otherwise, each Guarantor’s obligations under this Loan Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not Lender is in possession of this Loan Guaranty. If acceleration of the time for payment of any of the Obligations is stayed upon the insolvency, bankruptcy or reorganization of any Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Obligations shall nonetheless be payable by the Loan Parties forthwith on demand by Lender. This Section 8.6 shall remain operative even after the Termination Date and shall survive the payment in full of all of the Obligations.

8.7 Information. Each Guarantor assumes all responsibility for being and keeping itself informed of Borrowers’ financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks that each Guarantor assumes and incurs under this Loan Guaranty, and agrees that Lender shall not have any duty to advise any Guarantor of information known to it regarding those circumstances or risks.

8.8 Termination. To the maximum extent permitted by law, each Guarantor hereby waives any right to revoke this Loan Guaranty as to future Obligations. If such a revocation is effective notwithstanding the foregoing waiver, each Guarantor acknowledges and agrees that (a) no such revocation shall be effective until written notice thereof has been received by Lender, (b) no such revocation shall apply to any Obligations in existence on the date of receipt by Lender of such written notice (including any subsequent continuation, extension, or renewal thereof, or change in the interest rate, payment terms, or other terms and conditions thereof), (c) no such revocation shall apply to any Obligations made or created after such date to the extent made or created pursuant to a legally binding commitment of Lender, (d) no payment by any Borrower, any other Guarantor, or from any other source, prior to the date of Lender’s receipt of written notice of such revocation shall reduce the maximum obligation of any Guarantor hereunder, and (e) any payment, by any Borrower or from any source other than a Guarantor which has made such a revocation, made subsequent to the date of such revocation, shall first be applied to that portion of the Obligations as to which the revocation is effective and which are not, therefore, guarantied hereunder, and to the extent so applied shall not reduce the maximum obligation of any Guarantor hereunder.

8.9 Maximum Liability. The provisions of this Loan Guaranty are severable, and in any action or proceeding involving any federal or state corporate law or other law governing business entities, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under this Loan Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Guarantor’s liability under this Loan Guaranty, then, notwithstanding any other provision of this Loan Guaranty to the contrary, the amount of such liability shall, without any further action by the Loan Parties or Lender, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Guarantor’s “Maximum Liability”). This Section with respect to the Maximum Liability of each Guarantor is intended solely to preserve the rights of Lender to the maximum extent not subject to avoidance under applicable law, and no Guarantor nor any other Person shall have any right or claim under this Section with respect to such Maximum Liability, except to the extent necessary so that the obligations of any Guarantor hereunder shall not be rendered voidable under applicable law. Each Guarantor agrees that the Obligations may at any time and from time to time exceed the Maximum Liability of each Guarantor without impairing this Loan Guaranty or affecting the rights and remedies of Lender hereunder, provided, that, nothing in this sentence shall be construed to increase any Guarantor’s obligations hereunder beyond its Maximum Liability.

8.10 Contribution. In the event any Guarantor shall make any payment or payments under this Loan Guaranty or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations under this Loan Guaranty (such Guarantor a “Paying Guarantor”), each other Guarantor (each a “Non-Paying Guarantor”) shall contribute to such Paying Guarantor an amount equal to such Non-Paying Guarantor’s “Applicable Percentage” of such payment or payments made, or losses suffered, by such Paying Guarantor. For purposes of this Section 8.10, each Non-Paying Guarantor’s “Applicable Percentage” with respect to any such payment or loss by a Paying Guarantor shall be determined as of the date on which such payment or loss was made by reference to the ratio of (a) such Non-Paying Guarantor’s Maximum Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Non-Paying Guarantor’s Maximum Liability has not been determined, the aggregate amount of all monies received by such Non-Paying Guarantor from Borrowers after the date hereof (whether by loan, capital infusion or by other means) to (b) the aggregate Maximum Liability of all Loan Parties hereunder (including such Paying Guarantor) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Maximum Liability has not been determined for any Guarantor, the aggregate amount of all monies received by such Loan Parties from Borrowers after the date hereof (whether by loan, capital infusion or by other means). Nothing in this provision shall affect any Guarantor’s several liability for the entire amount of the Obligations (up to such Guarantor’s Maximum Liability). Each of the Loan Parties covenants and agrees that its right to receive any contribution under this Loan Guaranty from a Non-Paying Guarantor shall be subordinate and junior in right of payment to the payment in full in cash of all of the Obligations. This provision is for the benefit of Lender and the Loan Parties and may be enforced by any one, or more, or all of them in accordance with the terms hereof.

8.11 Liability Cumulative. The liability of each Guarantor under this Section 8 is in addition to and shall be cumulative with all liabilities of each Guarantor to Lender under this Agreement and the other Loan Documents to which such Guarantor is a party or in respect of any obligations or liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

9.
TAXES; MITIGATION OBLIGATIONS; REPLACEMENT OF LENDERS.

9.1 Taxes.

(a)
Any and all payments by or on account of any obligation of the Loan Parties hereunder or under any other Loan Document shall to the extent permitted by applicable laws be made free and clear of and without reduction or withholding for any Taxes. If, however, applicable laws require the Loan Parties to withhold or deduct any Tax, (as determined in the good faith discretion of the applicable Loan Party), the Loan Parties shall be entitled to make such withholding or deduction in accordance with such laws as the case may be, upon the basis of the information and documentation to be delivered pursuant to clause (e) below.

(b)
If any Loan Party shall be required by applicable law (as determined in the good faith discretion of such Loan Party) to withhold or deduct any Taxes from any payment, then (i) such Loan Party shall be entitled withhold or make such deductions as are required based upon the information available to it, including the information and documentation it has received pursuant to clause (e) below, (ii) such Loan Party shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the applicable law, and (iii) to the extent that the amount withheld or deducted is an Indemnified Tax, the sum payable by the applicable Loan Party shall be increased as necessary so that after such withholding or deductions have been made (including deductions applicable to additional sums payable under this Section) the Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made. Upon request by Lender or any other Recipient, Borrowers shall deliver to Lender or such other Recipient, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment of Indemnified Taxes, a copy of any return required by applicable law to report such payment or other evidence of such payment reasonably satisfactory to Lender or such other Recipient, as the case may be.
(c)
Without limiting the provisions of subsections (a) and (b) above, the Loan Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
(d)
Without limiting the provisions of subsections (a) through (c) above, each Loan Party shall, and does hereby, on a joint and several basis indemnify Lender and each other Recipient (and their respective directors, officers, employees, affiliates and agents) and shall make payment in respect thereof within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) paid or incurred by Lender or any other Recipient on account of, or in connection with any Loan Document or a breach by a Loan Party thereof, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, including the reasonable fees, charges and disbursements of any counsel or other tax advisor for Lender or any other Recipient (or their respective directors, officers, employees, affiliates, and agents), whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of any such payment or liability delivered to Borrowers shall be conclusive absent manifest error.
(e)
Lender shall deliver to Borrowers and each Participant shall deliver to the applicable Lender granting the participation, at the time or times reasonably requested by Borrowers, such properly completed and executed documentation prescribed by applicable laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit Borrowers or Lender granting a participation, as the case may be, to determine (i) whether or not payments made hereunder or under any other Loan Document are subject to Taxes, (ii) if applicable, the required rate of withholding or deduction, and (iii) such Lender’s or Participant’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Recipient by the Loan Parties pursuant to this Agreement or otherwise to establish such Recipient’s status for withholding tax purposes in the applicable jurisdiction; provided, that each Recipient shall only be required to deliver such documentation as it may, in its reasonable judgment, legally provide.

Without limiting the generality of the foregoing, if a Borrower is resident for tax purposes in the United States:

(i)
Lender (or Participant) that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to Borrowers (or Lender granting a participation as applicable) on or prior to the date on which such Lender becomes a party to this Agreement or a Participant (and from time to time thereafter upon the reasonable request of Borrowers) an executed original of Internal Revenue Service Form W-9 certifying that such Lender (or Participant) is exempt from U.S. federal backup withholding tax; and
(ii)
Lender (or Participant) that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (a “Non-U.S. Recipient”) shall deliver to Borrowers (or Lender granting a participation in case the Non-U.S. Recipient is a Participant) (in such number of copies as shall be requested by Borrowers or Lender granting the participation) on or prior to the date on which such Non-U.S. Person becomes a party to this Agreement or a Participant (and from time to time thereafter upon the reasonable request of Borrowers or Lender granting the participation but only to the extent such Non-U.S. Recipient is legally entitled to do so), whichever of the following is applicable: (A) executed originals of Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable claiming eligibility for benefits of an income tax treaty to which the United States is a party; (B) executed originals of Internal Revenue Service Form W-8ECI; (C) executed originals of Internal Revenue Service Form W-8IMY and all required supporting documentation; (D) each Non-U.S. Recipient claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, shall provide (x) a certificate to the effect that such Non-U.S. Recipient is not (I) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (II) a “10 percent shareholder” of a Borrower within the meaning of section 881(c)(3)(B) of the Code, or (III) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) executed originals of Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable; and/or (E) executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax together with such supplementary documentation as may be prescribed by applicable law to permit Borrowers or any Lender granting a participation, to determine the withholding or deduction required to be made.
(iii)
if a payment made to Lender (or Participant) under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender (or Participant) were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), Lender (or Participant) shall deliver to Borrowers (or Lender granting a participation as applicable) at the time or times prescribed by law and at such time or times reasonably requested by Borrowers (or Lender granting a participation as applicable) such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrowers (or Lender granting a participation as applicable) as may be necessary for Borrowers (or Lender granting a participation as applicable) to comply with their obligations under FATCA and to determine that such Lender (or Participant) has complied with Lender’s (or Participant’s) obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender (or Participant) agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrowers (or Lender granting a participation as applicable) in writing of its legal inability to do so.

(f)
If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 9.1 (including by the payment of additional amounts pursuant to this Section 9.1), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(g)
Notwithstanding any provision in this Agreement to the contrary, this Section 9.1 shall remain operative following the assignment of rights by, or the replacement of, any Lender and following the Termination Date and shall survive the payment in full of all of the Loans.
(h)
For purposes of this Section 9.1, the term “applicable law” includes FATCA.

9.2 Mitigation Obligations; Replacement of Lender.

(a)
If any Lender requests compensation under Section 1.9(b), or requires Borrowers to pay any Indemnified Taxes or additional amounts to such Lender or any Governmental Authority for the account of Lender pursuant to Section 9.1, then such Lender shall (at the request of Borrowers) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 1.9(b) or Section 9.1, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

10.
GENERAL PROVISIONS.

10.1 Notices.

(a)
Notice by Approved Electronic Communications.

Lender and each of its Affiliates is authorized to transmit, post or otherwise make or communicate, in its sole discretion (but shall not be required to do so), by Approved Electronic Communications in connection with this Agreement or any other Loan Document and the transactions contemplated therein. Lender is hereby authorized to establish procedures to provide access to and to make available or deliver, or to accept, notices, documents and similar items by posting to Passport 6.0. Each of the Loan Parties and Lender hereby acknowledges and agrees that the use of Passport 6.0 and other Approved Electronic Communications is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse and each indicates it assumes and accepts such risks by hereby authorizing Lender and each of its Affiliates to transmit Approved Electronic Communications. Passport 6.0 and all Approved Electronic Communications shall be provided “as is” and “as available”. None of Lender or any of its Affiliates or related persons warrants the accuracy, adequacy or completeness of Passport 6.0 or any other electronic platform or electronic transmission and disclaims all liability for errors or omissions therein. No warranty of any kind is made by Lender or any of its Affiliates or related persons in connection with Passport 6.0 or any other electronic platform or electronic transmission, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects. Each Borrower and each other Loan Party executing this Agreement agrees that Lender has no responsibility for maintaining or providing any equipment, software, services or any testing required in connection with Passport 6.0, any Approved Electronic Communication or otherwise required for Passport 6.0 or any Approved Electronic Communication.

Prior to the Closing Date, Borrowing Agent shall deliver to Lender a complete and executed Client User Form regarding Borrowing Agent’s use of Passport 6.0 in the form of Exhibit C annexed hereto.

No Approved Electronic Communications shall be denied legal effect merely because it is made electronically. Approved Electronic Communications that are not readily capable of bearing either a signature or a reproduction of a signature may be signed, and shall be deemed signed, by attaching to, or logically associating with such Approved Electronic Communication, an E-Signature, upon which Lender and the Loan Parties may rely and assume the authenticity thereof. Each Approved Electronic Communication containing a signature, a reproduction of a signature or an E-Signature shall, for all intents and purposes, have the same effect and weight as a signed paper original. Each E-Signature shall be deemed sufficient to satisfy any requirement for a “signature” and each Approved Electronic Communication shall be deemed sufficient to satisfy any requirement for a “writing”, in each case including pursuant to this Agreement, any other Loan Document, the Uniform Commercial Code, the Federal Uniform Electronic Transactions Act, the Electronic Signatures in Global and National Commerce Act and any substantive or procedural law governing such subject matter. Each party or beneficiary hereto agrees not to contest the validity or enforceability of an Approved Electronic Communication or E-Signature under the provisions of any applicable law requiring certain documents to be in writing or signed; provided, that nothing herein shall limit such party’s or beneficiary’s right to contest whether an Approved Electronic Communication or E-Signature has been altered after transmission.

(b)
All Other Notices.

All notices, requests, demands and other communications under or in respect of this Agreement or any transactions hereunder, other than those approved for or required to be delivered by Approved Electronic Communications (including via Passport 6.0 or otherwise pursuant to Section 10.1(a)), shall be in writing and shall be personally delivered or mailed (by prepaid registered or certified mail, return receipt requested), sent by prepaid recognized overnight courier service, or by email to the applicable party at its address or email address indicated below,

If to Lender:

Siena Lending Group LLC

9 W Broad Street, Suite 540

Stamford, Connecticut 06902

Attention: Steve Sanicola

Email: ssanicola@sienalending.com

with a copy to:

Otterbourg P.C.

230 Park Avenue

New York, NY 10169

Attention: Jason I. Miller, Esq.

Email: jmiller@otterbourg.com

If to Borrowers or any other Loan Party:

FreightCar America, Inc.,

125 S. Wacker Drive, Suite 1500

Chicago, Illinois 60606

Attention: Terry Rogers

Email: trogers@freightcar.net

with a copy to:

Winston and Strawn LLP

35 W. Wacker Drive

Chicago, Illinois 60601

Attention: Oscar David

Email: odavid@winston.com

or, as to each party, at such other address as shall be designated by such party in a written notice to the other party delivered as aforesaid. All such notices, requests, demands and other communications shall be deemed given (i) when personally delivered, (ii) three (3) Business Days after being deposited in the mails with postage prepaid (by registered or certified mail, return receipt requested), (iii) one (1) Business Day after being delivered to the overnight courier service, if prepaid and sent overnight delivery, addressed as aforesaid and with all charges prepaid or billed to the account of the sender, or (iv) when sent by email transmission to an email address designated by such addressee and the sender receives a confirmation of transmission.

10.2 Severability. If any provision of this Agreement or any other Loan Document is held invalid or unenforceable, either in its entirety or by virtue of its scope or application to given circumstances, such provision shall thereupon be deemed modified only to the extent necessary to render same valid, or not applicable to given circumstances, or excised from this Agreement or such other Loan Document, as the situation may require, and this Agreement and the other Loan Documents shall be construed and enforced as if such provision had been included herein as so modified in scope or application, or had not been included herein or therein, as the case may be.

10.3 Integration. This Agreement and the other Loan Documents represent the final, entire and complete agreement between each Loan Party party hereto and thereto and Lender and supersede all prior and contemporaneous negotiations, oral representations and agreements, all of which are merged and integrated into this Agreement. THERE ARE NO ORAL UNDERSTANDINGS, REPRESENTATIONS OR AGREEMENTS BETWEEN THE PARTIES THAT ARE NOT SET FORTH IN THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.

10.4 Waivers. The failure of Lender at any time or times to require any Loan Party to strictly comply with any of the provisions of this Agreement or any other Loan Documents shall not waive or diminish any right of Lender later to demand and receive strict compliance therewith. Any waiver of any default shall not waive or affect any other default, whether prior or subsequent, and whether or not similar. None of the provisions of this Agreement or any other Loan Document shall be deemed to have been waived by any act or knowledge of Lender or its agents or employees, but only by a specific written waiver signed by an authorized officer of Lender and delivered to Borrowers. Once an Event of Default shall have occurred, it shall be deemed to continue to exist and not be cured or waived unless specifically cured pursuant to the terms of this Agreement or waived in writing by an authorized officer of Lender and delivered to Borrowers. Each Loan Party waives demand, protest, notice of protest and notice of default or dishonor, notice of payment and nonpayment, release, compromise, settlement, extension or renewal of any commercial paper, Instrument, Account, General Intangible, Document, Chattel Paper, Investment Property or guaranty at any time held by Lender on which such Loan Party is or may in any way be liable, and notice of any action taken by Lender, unless expressly required by this Agreement, and notice of acceptance hereof.

10.5 Amendment. This Agreement may not be amended or modified except in a writing executed by Borrowers, the other Loan Parties party hereto and Lender.

10.6 Time of Essence. Time is of the essence in the performance by each Loan Party of each and every obligation under this Agreement and the other Loan Documents.

10.7 Expenses, Fee and Costs Reimbursement. Borrowers hereby agree to promptly and jointly and severally pay (a) all fees, costs and expenses of Lender (including Lender’s underwriting fees) and (b) all out of pocket fees, costs and expenses of no more than one legal counsel in each jurisdiction where Collateral is located to, and appraisers, accountants, consultants and other professionals and advisors retained by or on behalf of, Lender, all of which shall be reasonable and documented, prior to the occurrence and continuance of an Event of Default, in connection with: (i) all loan proposals and commitments pertaining to the transactions contemplated hereby (whether or not such transactions are consummated), (ii) the examination, review, due diligence investigation, documentation, negotiation, and closing of the transactions contemplated by the Loan Documents (whether or not such transactions are consummated), (iii) the creation, perfection and maintenance of Liens pursuant to the Loan Documents, (iv) the performance by Lender of its rights and remedies under the Loan Documents, (v) the administration of the Loans (including usual and customary fees for wire transfers and other transfers or payments received by Lender on account of any of the Obligations) and Loan Documents, (vi) any amendments, modifications, consents and waivers to and/or under any and all Loan Documents (whether or not such amendments, modifications, consents or waivers are consummated), (vii) any periodic public record searches conducted by or at the request of Lender (including, title investigations and public records searches), pending litigation and tax lien searches and searches of applicable corporate, limited liability company, partnership and related records concerning the continued existence, organization and good standing of certain Persons, (viii) protecting, storing, insuring, handling, maintaining, auditing, examining, valuing or selling any Collateral, (ix) any litigation, dispute, suit or proceeding relating to any Loan Document, and (x) any workout, collection, bankruptcy, insolvency and other enforcement proceedings under any and all of the Loan Documents (it being agreed that such costs and expenses may include the costs and expenses of workout consultants, investment bankers, financial consultants, appraisers, valuation firms and other professionals and advisors retained by or on behalf of Lender), and (c) without limitation of the preceding clauses (a) and (b), all out of pocket costs and expenses of Lender in connection with Lender’s reservation of funds in anticipation of the funding of the initial Loans to be made hereunder.

10.8 Benefit of Agreement; Assignability; Servicer.

(a)
The provisions of this Agreement shall be binding upon and inure to the benefit of the respective successors, assigns, heirs, beneficiaries and representatives of Borrowers, each other Loan Party party hereto and Lender; provided, that neither any Borrower nor any other Loan Party may assign or transfer any of its rights under this Agreement without the prior written consent of Lender, and any prohibited assignment shall be void. No consent by Lender to any assignment shall release any Loan Party from its liability for any of the Obligations. Lender shall have the right to assign all or any of its rights and obligations under the Loan Documents to one or more other Persons, and each Loan Party agrees, to the extent applicable, to execute any agreements, instruments and documents requested by Lender in connection with any such assignments; provided that, the consent of the Borrower Agent shall be required (such consent not to be unreasonably withheld or delayed) for any such assignment unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund. No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (B) to the extent that the list thereof has been made available to the Lender, any Disqualified Lender. Notwithstanding any provision of this Agreement or any other Loan Document to the contrary, Lender may at any time pledge or grant a security interest in all or any portion of its rights under this Agreement and the other Loan

Documents to secure obligations of Lender, including any pledge or grant to secure obligations to a Federal Reserve Bank.
(b)
In the event of any assignment by Lender of its rights and obligations under the Loan Documents to an Affiliate of Lender (an “Affiliate Assignee”) and at all times thereafter, Servicer shall be deemed to act as servicer and agent for the applicable Affiliate Assignee, and Servicer will retain the sole right to enforce this Agreement and the other Loan Documents, to approve any amendment, restatement, modification, supplement or waiver of any provision of this Agreement or any other Loan Document, and to receive or collect all payments with respect to the Obligations. By acceptance of any such assignment, each Affiliate Assignee irrevocably appoints Servicer as servicer and agent for the purposes of servicing and managing the Loans, and authorizes Servicer to take such actions and to exercise such powers on behalf of such Affiliate Assignee as are reasonably necessary or advisable and incidental thereto, including the sole and exclusive authority to: (i) possess, keep and maintain books and records with respect to the Loans, (ii) receive, process, account for, deliver or arrange for the delivery of, all Collections in accordance with the terms of this Agreement; (iii) monitor and pursue payment of all Obligations; (iv) monitor, manage and perfect security interests in all Collateral for the Obligations, including without limitation, whether to impose, modify or release any Reserve; (v) exercise any rights or remedies with respect to the Obligations and the Collateral available under law or in equity, including, without limitation, any non-judicial and judicial enforcement, liquidation and collection of the Obligations, and the engagement of attorneys and other professionals for such purpose; and (vi) take all lawful actions and procedures required to (A) cause Borrowers to promptly and diligently comply with Borrowers’ obligations under the Loan Documents; (B) maximize the value of the Collateral; and (C) collect and enforce payment of all Obligations. Each Affiliate Assignee agrees that any action taken by Servicer in accordance with the terms of this Agreement or the other Loan Documents, and the exercise by Servicer of its powers set forth herein or therein, together with such other powers that are reasonably incidental thereto, shall be authorized by and binding upon all of the Affiliate Assignees. Servicer’s exercise of its discretion in connection with the foregoing matters, if exercised in good faith, shall exonerate Servicer from liability to any Affiliate Assignee and other Person for any error in judgment. Servicer may perform any and all of its duties and exercise its rights and powers by or through any one or more agents appointed by Servicer. Servicer shall not be liable to any Affiliate Assignee for any action taken or omitted to be taken under the Loan Documents, except for losses directly and solely caused by the Servicer’s gross negligence or willful misconduct, as finally determined by a court of competent jurisdiction, and Servicer does not assume any responsibility for any failure or delay in performance or any breach by any Loan Party or any other Person of any obligations under the Loan Documents. In the event that a petition seeking relief under Title 11 of the United States Code or any other Federal, state or foreign bankruptcy, insolvency, liquidation or similar law is filed by or against any Loan Party, or any other Person obligated under any Loan Document, Servicer is authorized, to the fullest extent permitted by applicable law, to act on behalf of the Affiliate Assignees in connection with such proceeding, including, without limitation, to file proofs of claim on behalf of itself and the Affiliate Assignees in such proceeding for the total amount of obligations owed by Loan Parties, or any of them, or any other Person under any Loan Document.
(c)
Servicer may resign on sixty (60) days written notice to Lender and Borrowing Agent and upon such resignation, Lender will promptly designate a successor Servicer reasonably satisfactory to Borrowers (provided that no such approval by Borrowers shall be required (i) in any case where the successor Servicer is one of the Lender or an Affiliate or Subsidiary of the Lender or (ii) after the occurrence and during the continuance of any Event of Default). Any such successor Servicer shall succeed to the rights, powers and duties of Servicer, and shall in particular succeed to all of Servicer’s right, title and interest in and to all of the Liens in the Collateral securing the Obligations created hereunder or any other Loan Document (including and all account control agreements), and the term “Servicer” shall mean such successor Servicer effective upon its appointment, and the former Servicer’s rights, powers and duties as Servicer shall be terminated, without any other or further act or deed on the part of such former Servicer. However, notwithstanding the foregoing, if at the time of the effectiveness of the new Servicer’s appointment, any further actions need to be taken in order to provide for the legally binding and valid transfer of any Liens in the Collateral from former Servicer to new Servicer and/or for the perfection of any Liens in the Collateral as held by new Servicer or it is otherwise not then possible for new Servicer to become the holder of a fully valid, enforceable and perfected Lien as to any of the Collateral, former Servicer shall continue to hold such Liens solely as Servicer for perfection of such Liens on behalf of new Servicer until such time as new Servicer can obtain a fully valid, enforceable and perfected Lien on all Collateral, provided that Servicer shall not be required to or have any liability or responsibility to take any further actions after such date as such Servicer for perfection to continue the perfection of any such Liens (other than to forego from taking any affirmative action to release any such Liens). After any Servicer’s resignation as Servicer, the provisions of this Section 10.8, and any indemnification rights under this Agreement, including without limitation, rights arising under Section 10.7 hereof, shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Servicer under this Agreement (and in the event resigning Servicer continues to hold any Liens pursuant to the provisions of the immediately preceding sentence, the provisions of this Section 10.8 and any indemnification rights under this Agreement, including without limitation, rights arising under Article 6 hereof, shall inure to its benefit as to any actions taken or omitted to be taken by it in connection with such Liens).

10.9 Recordation of Assignment. In respect of any assignment of all or any portion of any Lender’s interest in this Agreement and/or any other Loan Documents at any time and from time to time, the following provisions shall be applicable:

(a)
Borrowers, or any agent appointed by Borrowers, shall maintain a register (the “Register”) in which there shall be recorded the name and address of each Person holding any Loans or any commitment to lend hereunder, and the principal amount and stated interest payable to such Person hereunder or committed by such Person under such Person’s lending commitment. Borrowers hereby irrevocably appoint Lender (and/or any subsequent Lender appointed by Lender then maintaining the Register) as Borrowers’ non-fiduciary agent for the purpose of maintaining the Register.
(b)
In connection with any negotiation, transfer or assignment as aforesaid, the transferor/assignor shall deliver to Lender then maintaining the Register an assignment and assumption agreement executed by the transferor/assignor and the transferee/assignee, setting forth the specifics of the subject transaction, including but not limited to the amount and nature of Obligations and/or lending commitments being transferred or assigned (and being assumed, as applicable), and the proposed effective date of such transfer or assignment and the related assumption (if applicable).

(c)
Subject to receipt of any required tax forms reasonably required by Lender, such Person shall record the subject transfer, assignment and assumption in the Register. Anything contained in this Agreement or other Loan Document to the contrary notwithstanding, no negotiation, transfer or assignment shall be effective until it is recorded in the Register pursuant to this Section 10.9(c). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error; and each Borrower and each Lender shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement and the other Loan Documents. The Register shall be available for inspection by each Borrower and each Lender at any reasonable time and from time to time upon reasonable prior notice.

10.10 Participations. Anything in this Agreement or any other Loan Document to the contrary notwithstanding, Lender may, at any time and from time to time, without in any manner affecting or impairing the validity of any Obligations, sell to one or more Persons (other than Disqualified Lenders) participating interests in its Loans, commitments and/or other interests hereunder and/or under any other Loan Document (any such Person, a “Participant”). In the event of a sale by Lender of a participating interest to a Participant, (a) such Lender’s obligations hereunder and under the other Loan Documents shall remain unchanged for all purposes, (b) Borrowers and Lender shall continue to deal solely and directly with each other in connection with Lender’s rights and obligations hereunder and under the other Loan Documents and (c) all amounts payable by Borrowers shall be determined as if Lender had not sold such participation and shall be paid directly to Lender; provided, however, a Participant shall be entitled to the benefits of Section 9.1 (subject to the requirements and limitations therein, including the requirements under Section 9.1(e)) as if it were a Lender; provided that such Participant (i) agrees to be subject to the provisions of Section 9.2 as if it were an assignee under Section 10.9 and (ii) shall not be entitled to receive any greater payment under Section 9.1 with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in applicable law that occurs after the Participant acquired the applicable participation. Borrowers agree that if amounts outstanding under this Agreement or any other Loan Document are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement and the other Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; provided, that such right of set-off shall not be exercised without the prior written consent of Lender and shall be subject to the obligation of each Participant to share with Lender its share thereof. Borrowers also agree that each Participant shall be entitled to the benefits of Section 10.9 as if it were Lender. Notwithstanding the granting of any such participating interests: (x) Borrowers shall look solely to Lender for all purposes of this Agreement, the Loan Documents and the transactions contemplated hereby, (y) Borrowers shall at all times have the right to rely upon any amendments, waivers or consents signed by Lender as being binding upon all of the Participants, and (z) all communications in respect of this Agreement and such transactions shall remain solely between Borrowers and Lender (exclusive of Participants) hereunder. Any Lender granting a participation hereunder shall maintain, as a non-fiduciary agent of Borrowers, a register as to the participations granted and transferred under this Section containing the same information specified in Section 10.9 on the Register as if each Participant were a Lender to the extent required to cause the Loans to be in registered form for the purposes of Sections 163(f), 165(j), 871, 881, and 4701 of the Code. The entries in such participant register shall be conclusive and binding for all purposes, absent manifest error, and each Lender shall treat each Person, whose name is recorded in the participant register as the owner of such participation for all purposes of this Agreement and the other Loan Documents.

10.11 Headings; Construction. Section and subsection headings are used in this Agreement only for convenience and do not affect the meanings of the provisions that they precede.

10.12 USA PATRIOT Act Notification. Lender hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act, it may be required to obtain, verify and record certain information and documentation that identifies such Person, which information may include the name and address of each such Person and such other information that will allow Lender to identify such Persons in accordance with the USA PATRIOT Act.

10.13 Counterparts; Email Signatures. This Agreement may be executed in any number of counterparts, all of which shall constitute one and the same agreement. This Agreement may be executed by signatures delivered by electronic mail, each of which shall be fully binding on the signing party.

10.14 GOVERNING LAW. THIS AGREEMENT, ALONG WITH ALL OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED OTHERWISE IN SUCH OTHER LOAN DOCUMENT) SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED THEREIN WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES (EXCEPT SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATION LAW). FURTHER, THE LAW OF THE STATE OF NEW YORK SHALL APPLY TO ALL DISPUTES OR CONTROVERSIES ARISING OUT OF OR CONNECTED TO OR WITH THIS AGREEMENT AND ALL SUCH OTHER LOAN DOCUMENTS WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES (EXCEPT SECTIONS 51401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATION LAW).

10.15 WAIVERS AND JURISDICTION.

(a)
CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL; CONSENT TO SERVICE OF PROCESS. ANY LEGAL ACTION, SUIT OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT EXCLUSIVELY IN THE COURTS OF THE STATE OF NEW YORK IN THE COUNTY OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR IN ANY OTHER COURT (IN ANY JURISDICTION) SELECTED BY THE LENDER IN ITS SOLE DISCRETION, AND EACH BORROWER AND EACH OTHER LOAN PARTY HEREBY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFOREMENTIONED COURTS. EACH BORROWER AND EACH OTHER LOAN PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, OR BASED ON UPON 28 U.S.C. § 1404, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING AND ADJUDICATION

OF ANY SUCH ACTION, SUIT OR PROCEEDING IN ANY OF THE AFOREMENTIONED COURTS AND AMENDMENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY THE COURT. EACH BORROWER AND EACH OTHER LOAN PARTY HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR UNDER ANY AMENDMENT, WAIVER, AMENDMENT, INSTRUMENT, DOCUMENT OR OTHER AGREEMENT DELIVERED OR WHICH IN THE FUTURE MAY BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH, OR ARISING FROM ANY FINANCING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE OTHER TRANSACTION DOCUMENTS, AND AGREES THAT ANY SUCH ACTION, PROCEEDING OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. EACH BORROWER AND EACH OTHER LOAN PARTY HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON ANY BORROWER OR ANY OTHER LOAN PARTY AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY CERTIFIED MAIL (RETURN RECEIPT REQUESTED) DIRECTED TO THE BORROWERS’ NOTICE ADDRESS (ON BEHALF OF THE BORROWERS OR SUCH LOAN PARTY) SET FORTH IN SECTION 10.1 HEREOF AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED FIVE (5) DAYS AFTER THE SAME SHALL HAVE BEEN SO DEPOSITED IN THE MAIL, OR, AT THE LENDER’S OPTION, BY SERVICE UPON BORROWERS OR ANY OTHER LOAN PARTY IN ANY OTHER MANNER PROVIDED UNDER THE RULES OF ANY SUCH COURTS.
(b)
[Reserved].

10.16 Publication. With the prior written consent of the Borrower Agent (such consent not to be unreasonably withheld or delayed), Lender may publish a tombstone, press releases or similar advertising material relating to the financing transactions contemplated by this Agreement, and Lender reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

10.17 Confidentiality. Lender agrees to use commercially reasonable efforts not to disclose Confidential Information to any Person without the prior consent of Borrowers; provided, however, that nothing herein contained shall limit any disclosure of the tax structure of the transactions contemplated hereby, or the disclosure of any information (a) to the extent required by applicable law, statute, rule, regulation or judicial process or in connection with the exercise of any right or remedy under any Loan Document, or as may be required in connection with the examination, audit or similar investigation of the Lender or any of its Affiliates, (b) to examiners, auditors, accountants or any regulatory authority, (c) to the officers, partners, managers, directors, employees, agents and advisors (including independent auditors, lawyers and counsel) of the Lender or any of its Affiliates, (d) in connection with any litigation or dispute which relates to this Agreement or any other Loan Document to which the Lender is a party or is otherwise subject, (e) to a subsidiary or Affiliate of the Lender, (f) to any assignee or participant (or prospective assignee or participant) which agrees to be bound by this Section 10.17 and (g) to any lender or other funding source of the Lender (each reference to Lender in the foregoing clauses shall be deemed to include the actual and prospective assignees and participants referred to in clause (f) and the lenders and other funding sources referred to in clause (g), as applicable for purposes of this

Section 10.17), and provided further, that in no event shall the Lender be obligated or required to return any materials furnished by or on behalf of Borrowers or any other Loan Party. The obligations of the Lender under this Section 10.17 shall supersede and replace the obligations of the Lender under any confidentiality letter or provision in respect of this financing or any other financing previously signed and delivered by the Lender to Borrowers or any of their respective Affiliates.

10.18 Borrowing Agency Provisions.

(a)
Each Borrower hereby irrevocably designates Borrowing Agent to be its attorney and agent and in such capacity to (i) borrow, (ii) request advances, (iii) request the issuance of Letters of Credit, (iv) sign and endorse notes, (v) execute and deliver all instruments, documents, applications, security agreements, reimbursement agreements and letter of credit agreements for Letters of Credit and all other certificates, notice, writings and further assurances now or hereafter required hereunder, (vi) make elections regarding interest rates, (vii) give instructions regarding Letters of Credit and agree with the issuer thereof upon any amendment, extension or renewal of any Letter of Credit and (viii) otherwise take action under and in connection with this Agreement and the other Loan Documents, all on behalf of and in the name such Borrower, and hereby authorizes Lender to pay over or credit all Loan proceeds hereunder in accordance with the request of Borrowing Agent.
(b)
The handling of this credit facility as a co-borrowing facility with a borrowing agent in the manner set forth in this Agreement is solely as an accommodation to the Borrowers and at their request. Lender shall not incur liability to any Borrower as a result thereof.
(c)
All Obligations shall be joint and several, and each Borrower shall make payment upon the maturity of the Obligations by acceleration or otherwise, and such obligation and liability on the part of each Borrower shall in no way be affected by any extensions, renewals and forbearance granted by Lender to any Borrower, failure of Lender to give any Borrower notice of borrowing or any other notice, any failure of Lender to pursue or preserve its rights against any Borrower, the release by Lender of any Collateral now or thereafter acquired from any Borrower, and such agreement by each Borrower to pay upon any notice issued pursuant thereto is unconditional and unaffected by prior recourse by Lender to the other Borrowers or any Collateral for such Borrower’s Obligations or the lack thereof. Each Borrower waives all suretyship defenses.

10.19 Amendment and Restatement; No Novation.

(a)
This Agreement amends, restates and replaces the Original Loan Agreement; provided, that (i) the Obligations outstanding under the Original Loan Agreement shall neither be cancelled nor extinguished but shall be hereinafter evidenced by this Agreement and the other Loan Documents, (ii) the Liens granted under the Original Loan Agreement, which secure the payment of such Obligations outstanding under the Original Loan Agreement, are in all respects continuing and in full force and effect, secure the payment of such Obligations and, from and after the Closing Date, shall secure the Obligations under this Agreement, and (iii) any Loan Party not party to the Original Loan Agreement hereby unconditionally assumes and adopts all obligations under the Original Loan Agreement as if it were a party thereto, and confirms that the Liens granted herein on its Collateral shall secure all of such obligations as now and hereafter evidenced by this Agreement.
(b)
It is the intent of the parties hereto that this Agreement (i) does not constitute a discharge or novation of the obligations and liabilities of the Loan Parties, or of the Liens granted by the Loan Parties, under or pursuant to the Original Loan Agreement or instruments securing the same, and (ii) does not evidence or constitute repayment or cancellation of any such obligations and liabilities or reflect a release or termination of any such Liens, which shall remain in full force and effect, except as expressly modified hereby or by instruments executed concurrently herewith.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, Borrowers, each other Loan Party signatory hereto, and Lender have signed this Agreement as of the date first set forth above.

Borrowers:	Lender:
JAC OPERATIONS, INC. By:/s/ Terence R. Rogers Name: Terence R. Rogers Its: Chief Financial Officer and Secretary	SIENA LENDING GROUP LLC By: /s/ Keith Holler Name: Keith Holler Its: Authorized Signatory
FREIGHT CAR SERVICES, INC. By:/s/ Terence R. Rogers Name: Terence R. Rogers Its: Chief Financial Officer and Secretary	By: /s/ James R. Persico Name: James R. Persico Its: Duly Authorized Signatory
JAIX LEASING COMPANY By:/s/ Terence R. Rogers Name: Terence R. Rogers Its: Chief Financial Officer and Secretary
FREIGHTCAR SHORT LINE, INC. By:/s/ Terence R. Rogers Name: Terence R. Rogers Its: Chief Financial Officer and Secretary
JOHNSTOWN AMERICA, LLC By:/s/ Terence R. Rogers Name: Terence R. Rogers Its: Chief Financial Officer and Secretary
FREIGHTCAR ALABAMA, LLC

By:/s/ Terence R. Rogers Name: Terence R. Rogers Its: Chief Financial Officer and Secretary
FREIGHTCAR RAIL SERVICES, LLC By:/s/ Terence R. Rogers Name: Terence R. Rogers Its: Chief Financial Officer and Secretary
FREIGHTCAR RAIL MANAGEMENT SERVICES, LLC By:/s/ Terence R. Rogers Name: Terence R. Rogers Its: Chief Financial Officer and Secretary
FREIGHTCAR NORTH AMERICA, LLC By:/s/ Terence R. Rogers Name: Terence R. Rogers Its: Chief Financial Officer and Secretary
FCA-FASEMEX, LLC By:/s/ Terence R. Rogers Name: Terence R. Rogers Its: Chief Financial Officer and Secretary

Guarantors:
FREIGHTCAR AMERICA, INC. By:/s/ Terence R. Rogers Name: Terence R. Rogers Its: Chief Financial Officer and Secretary
FCA-FASEMEX, S. DE R.L. DE C.V. By: /s/ James R. Meyer Name: James R. Meyer Its: President
FCA-FASEMEX ENTERPRISE, S. DE R.L. DE C.V. By: /s/ James R. Meyer Name: James R. Meyer Its: President